ASSIGNMENT OF LEASE

This Assignment of Lease ("Assignment") is entered into by Vital Therapies, Inc., a Delaware corporation ("Assignor"), and ViaCyte, Inc., a Delaware corporation ("Assignee"). Assignor and R. E. Hazard Contracting Company, a California corporation ("Lessor") executed that certain Industrial/Commercial Multi-Tenant Lease - Net dated October 18, 2016 (the "Lease") which is attached hereto as Exhibit "A," for the Premises known as 15222 Avenue of Science, Suite B, San Diego, California 92128.

AGREEMENT

For valuable consideration, Assignor and Assignee jointly and severally represent as follows:

1.Effective Date. The Effective Date of this Assignment shall be May 1, 2019.

2.	Representations. Assignor and Assignee represent and warrant as follows:
a.    As of the Effective Date, there will be no sublease or other agreement entitling anyone other than Assignee to occupy or use any part of the Premises.
b.    That as of the Effective Date, there are and will be no actions, whether voluntary or otherwise, pending against either Assignor or Assignee under the bankruptcy or insolvency laws of the United States or any state thereof and no receiver is in possession of or has a right to possess any assets of either Assignor or Assignee.
c.    Except as expressly stated herein, Assignor and Assignee have not assigned, conveyed, modified, encumbered or otherwise transferred any interest in the Lease.
3.Assignment of Lease. Assignor hereby grants, conveys and assigns to Assignee, effective as of the Effective Date, all of Assignor's right, title and interest in the Lease. Assignee hereby accepts the assignment of said Lease, subject to the provisions on the "Acceptance and Consent by Lessor" attached to this Assignment as Exhibit "B."
4.Assignment of Security Deposit. As of the Effective Date, Assignor assigns all of its interest in the Security Deposit held by Landlord ($36,737.96) under the Lease to Assignee, subject to Landlord's rights thereto as set forth in the Lease. Assignee shall pay to Assignor the sum of $36,737.96 by check or immediately available funds on the Effective Date.
5.Assumption of Lease Obligations. Assignee represents that it is familiar with the Premises and accepts them "as is" and that it has a copy and knows the terms of the Lease and assumes and agrees to timely perform all of Lessee's obligations thereunder, as modified below.
6.Release of Liability. Assignor shall be relieved of all Lessee obligations under the Lease arising on or after the Effective Date, and such Lessee obligations shall be the sole responsibility of Assignee.

7.Successors and Assigns. This Assignment shall bind and inure to the benefit of the successors and assigns of Assignor and Assignee.
8.Defined Terms. Capitalized terms used herein shall have the meanings specified in the Lease, unless otherwise defined herein.
9.Notices. Notice and requests deliverable to the Lessee under the Lease shall be delivered to the Assignee at the following address:
ViaCyte, Inc., a Delaware corporation 3550 General Atomics Court
San Diego, CA 92121 Attn:    Mark Zimmerman

10.Miscellaneous. Assignor and Assignee each acknowledge that this Assignment has been prepared by Lessor at their request and each agrees that no construction or interpretation of this Assignment shall be made that is adverse to the interests of Lessor as a result of such fact.

Assignor:    Vital Therapies, Inc.,
a Delaware corporation

/s/ Duane Nash
By: Duane Nash
Its: President

/s/ John Dunn
By: John Dunn
Its: Secretary

Assignee:    ViaCyte, Inc.,
a Delaware corporation

/s/ Paul Laikind

By: Paul Laikind
Its: President and Chief Executive Officer

EXHIBIT "A"

The Lease

INDUSTRIAL/COMMERCI AL MULTI-TENANT LEASE - NET DATED OCTOBER 18, 2016 BY AND BETWEEN VITAL THERAPIES, INC.,A DELAWARE CORPORATION AND R.E. HAZARD CONTRACTING COMPANY, A CALIFORNIA CORPORATION

TABLE OF CONTENTS

1.	BASIC PROVISIONS 1

1.1	Parties 1

1.2	Premises and Parking 1

1.3	Term 1

1.4	Early Possession 1

1.5	Base Rent. 1

1.6	Lessee's Share of Common Area Operating Expenses 2

1.7	Base Rent and Other Monies Payable Upon Execution 2

1.8	Agreed Use 2

1.9	Insuring Party 2
1.1O    Guarantor    2

1.11	Options 2

1.12	Real Estate Brokers 3

1.13	Attachments 3

1.14	Right to Negotiate Additional Lease 3

2.	PREMISES 3

2.1	Letting 3

2.2	Condition 3

2.3	Compliance 4

2.4	Acknowledgements 5

2.5	Lessee as Prior Owner/Occupant 5

2.6	Vehicle Parking 5

2.7	Common Areas - Definition 5

2.8	Common Areas - Lessee's Rights 6

2.9	Common Areas - Rules and Regulations 6
2.1O    Common Areas - Changes    6

3.	TERM 7

3.1	Term 7

3.2	Early Possession 7

3.3	Delay In Possession 7

3.4	Lessee Compliance 7

4.	RENT 7

4.1	Rent Defined 7

4.2	Common Area Operating Expenses 7

4.3	Payment 9

5.	SECURITY DEPOSIT 9

6.	USE 10
6.1    Use    10
6.2    Hazardous Substances ...................................................... ................................ 1O

6.3	Lessee's Compliance with Applicable Requirements 12

6.4	Inspection; Compliance 12

7.	TENANT IMPROVEMENTS 13

8.	MAINTENANCE; REPAIRS; UTILITY INSTALLATIONS; TRADE FIXTURES AND ALTERATJONS 13

8.1	Lessee's Obligations 13

8.2	Lessor's Obligations 14

8.3	Utility Installations; Trade Fixtures; Alterations 14

8.4	Ownership; Removal; Surrender; and Restoration 15

9.	INSURANCE; INDEMNITY 16

9.1	Payment of Premiums 16

9.2	Liability lnsurance 16

9.3	Property Insurance - Building, Improvements and Rental Value 16

9.4	Lessee's Property; Business Interruption Insurance; Worker's Compensation lnsurance 17

9.5	Insurance Policies 17

9.6	Waiver of Subrogation 18

9.7	lndemnity 18

9.8	Exemption of Lessor and its Agents from Liability 18

9.9	Failure to Provide Insurance 19

10.	DAMAGE OR DESTRUCTION 19

10.1	Definitions 19

10.2	Partial Damage - Insured Loss 20

10.3	Partial Damage - Uninsured Loss 20

10.4	Total Destruction 20

10.5	Damage Near End of Term 21

10.6	Abatement of Rent; Lessee's Remedies 21

10.7	Termination; Advance Payments 21

11.	REAL PROPERTY TAXES 22

11.1	Definition of "Real Property Taxes" 22
1.1.2    Payment of Taxes    22

11.3	Additional Improvements 22

11.4	Joint Assessment 22

11.5	Personal Property Taxes 22

12.	UTILITIES AND SERVICES 23

13.	ASSIGNMENT AND SUBLETTING 23

13.1	Lessor's Consent Required 23

13.2	Terms and Conditions Applicable to Assignment and Subletting 24

13.3	Additional Terms and Conditions Applicable to Subletting 25

14.	DEFAULT; BREACH; REMEDIES 26

14.1	Default; Breach 26

14.2	Remedies 27

14.3	Inducement Recapture 28

14.4	Late Charges 28

14.5	Interest 28

14.6	Breach by Lessor 28

15.	CONDEMNATION 29

15.1	Effect on Lease 29

15.2	Allocation of Condemnation Award 29

16.	CONFIDENTIAL INFORMATION, INDEMNITIES OF RELATIONSHIPS 30

16.1	Confidential Information 30

16.2	Indemnities 30

17.	ESTOPPEL CERTIFICATES AND FINANCIAL STATEMENTS 30

17.1	Obligation to Provide Estoppel Certificate 30

17.2	Remedies for Failure to Provide Estoppel Certificate 30

17.3	Additional Provisions Regarding Lessor Finance, Refinance or Sale of Premises 31

18.	SUBORDINATION; ATTORNMENT; NON-DISTURBANCE 31

18.1	Subordination 31

18.2	Attornment. 31

18.3	Non-Disturbance 32

18.4	Self-Executing 32
19. OPTIONS     32

19.1	General Provisions Applicable to Options 32

19.2	Effect of Default on Options 32
19.3    Option Exercise Procedures    33

20.	MISCELLANEOUS PROVISIONS 34
20.1    Definition of Lessor    34

20.2	Severability 34

20.3	Days 34

20.4	Limitation on Liability 34

20.5	Time of Essence 34

20.6	No Prior or Other Agreements 34

20.7	Notices 34

20.8	Waivers 35

20.9	No Right To Holdover 35
20.1O Cumulative Remedies    36

20.11	Covenants and Conditions; Construction of Agreement. 36

20.12	Binding Effect; Choice of Law 36
20.13 Attorneys' Fees    36

20.14	Lessor's Access; Showing Premises; Repairs 36

20.15	Auctions 37

20.16	Signs 37
20.17 Termination; Merger    37

20.18	Consents 37

20.19	Quiet Possession 37
20.20 Security Measures    38

20.21	Reservations 38

20.22	Performance Under Protest 38

20.23	Authority; Multiple Parties; Execution 38

20.24	Offer 38

20.25	Amendments 39

20.26	Waiver of Trial By Jury 39

20.27	Accessibility; Americans with Disabilities Act 39

21.	RIGHT TO NEGOTIATE LEASE FOR EXPANSION SPACE 39

21.1	Exercise of First Offer 39

21.2	Notice to Lessee 39

21.3	Period for Negotiation 40

21.4	Failure of Parties to Negotiate Lease 40

21.5	No Right to Expansion Space if in Default 40

INDUSTRIAL/COMMERCIAL MULTI-TENANT LEASE - NET

1.	BASIC PROVISIONS

1.1	Parties

This Lease ("Lease"), dated for reference purposes only October 18, 2016, is made by and between R.E. Hazard Contracting Company, a California corporation ("Lessor") and Vital Therapies, Inc., a Delaware corporation ("Lessee"), (collectively the "Parties", or individually a "Party").

1.2	Premises and Parking

1.2.1    That certain portion of the Project (as defined below), including all improvements therein or to be provided by Lessor under the terms of this Lease, commonly known by the street address of 15222 Avenue of the Science, Suite B, located in the City of San Diego, County of San Diego, State of California, as outlined on Exhibit A attached hereto ("Premises"), and which is comprised of an agreed upon 18,134 rentable square feet.

1.2.2    In addition to Lessee's rights to use and occupy the Premises as hereinafter specified, Lessee shall have non-exclusive rights to the Common Areas (as defined in Section 2.7 below), but shall not have any rights to the roof, or exterior walls of any buildings in the Project. The Premises, the Common Areas, the land upon which they are located, along with all buildings and improvements thereon, are herein collectively referred to as the "Project," which is comprised of an agreed upon 30,948 rentable square feet (See also Section 1.14.)

1.2.3    Except as expressly provided herein, surface parking is provided free of charge with unassigned parking spaces, on first come first served basis. No vehicle maintenance shall be performed in the Project. (See also Section 2.6.)

1.3	Term

The term of the lease shall be sixty (60) months ("Original Term") commencing July 1, 2017 ("Commencement Date") and ending June 30, 2022 ("Expiration Date"). (See also Section 3.)·

1.4	Early Possession

[Not applicable - intentionally omitted.]

1.5	Base Rent

Lessee shall pay Lessor $32,641.20 per month ("Base Rent"), payable an the first day of each month commencing July 1, 2017. Base Rent shall be adjusted during the Original Term as follows:

Months 1- 12 (July 1, 2017 - June 30, 2018)
Months 13 - 24 (July 1, 2018 - June 30, 2019)

$32,641.20

$33,620.44

Months 25 -36 (July 1, 2019 - June 30, 2020)	$34,629.05
Months 37 -48 (July 1, 2020 - June 30, 2021)	$35,667.92
Months 49 -60 (July 1, 2021 -June 30, 2022)	$36,737.96
Base Rent shall be abated and shall not be payable during month one and month 31 of the Original Term, provided however that during any month for which rent is abated, the remaining terms of this Lease shall remain in full force and effect.

Base Rent shall be payable as set forth in Section 4.

1.6	Lessee's Share of Common Area Operating Expenses

"Lessee's Share" of Common Area Operating Expenses pertaining to the Project shall be the percentage that the rentable square footage of the Premises is of the total rentable square footage of the Project as set forth in Section 1.2.2 (currently 58.595%%).

In the event that the rentable square footage of the Premises, the Building and/or the Project are modified by the Lessor during the term of this Lease, Lessor shall recalculate Lessee's Share to reflect such modification.

1.7	Base Rent and Other Monies Payable Upon Execution

a.	Base Rent: $32,641.20 for the period of August 1 - 31, 2017.

b.	Lessee's Share of Operating Expenses: $4,000 for the period from July 1, 2017 - August 31, 2017.

c.	Security Deposit: $36,737.96 ("Security Deposit"). (See also Section 5)

d.	Total Due Upon Execution of this Lease: $73,379.16.

1.8	Agreed Use

General pharmaceutical manufacturing and related research and development and office space. (See also Section 6)

1.9	I nsuring Party

Lessor is the "Insuring Party." (See also Section 9)

1.10	Guarantor

[Not applicable - intentionally omitted.]

1.11	Options

Lessor hereby grants Lessee the Option to extend the term of this Lease for one five-year term, provided that Lessee is not in Default under this Lease either at the time it elects to exercise an Option, or at the commencement date of the extension period as applicable. See also Section 19 for additional Option terms.

1.12	Real Estate Brokers

[Not applicable - intentionally omitted.]

1.13	Attachments

Attached hereto are the following, all of which constitute a part of this Lease: Exhibit A - "Site Plan of the Premises"
Exhibit B - "Tenant Improvements" - [Not applicable - intentionally omitted.] Exhibit C - "Guaranty" - [Not applicable - intentionally omitted.]
Exhibit D - "Estoppel Certificate"

1.14	Right to Negotiate Additional Lease

Lessee shall have the right to negotiate a lease with respect to the premises located at 15222 Avenue of Science, Suite A, within the Project (the "Expansion Space"), if the Expansion Space becomes available at any time during the term of this Lease. (See also Section 21.)

2.	PREMISES

2.1	Letting

Lessor hereby leases to Lessee, and Lessee hereby leases from Lessor, the Premises, for the term, at the rental, and upon all of the terms, covenants and conditions set forth in this Lease. While the approximate square footage of the Premises may have been used in the marketing of the Premises for purposes of comparison, the Base Rent stated herein is NOT tied to square footage and is not subject to adjustment should the actual size be determined to be different. NOTE: Lessee is advised to verify the actual size prior to executing this Lease. ·

2.2	Condition

Lessor shall deliver the Premises ("Unit") to Lessee broom clean and free of debris on the Commencement Date or the Early Possession Date, whichever first occurs ("Start Date"), and, so long as the required service contracts described in Section 8.1.2 below are obtained by Lessee and in effect within thirty days following the Start Date, warrants that the existing electrical, plumbing, fire sprinkler, lighting, heating, ventilating and air conditioning systems ("HVAC"), loading doors, sump pumps, if any, and all other such elements in the Unit, other than those constructed by Lessee, shall be in good operating condition on said date, that the structural elements of the roof, bearing walls and foundation of the Unit shall be free of material defects, and that the Unit does not contain hazardous levels of any mold or fungi defined as toxic under applicable state or federal law. If a non-compliance with such warranty exists as of the Start Date, or if one of such systems or elements should malfunction or fail within the appropriate warranty period, Lessor shall, as Lessor's sole obligation with respect to such matter, except as otherwise provided in this Lease, promptly after receipt of written notice from Lessee setting forth with specificity the nature and extent of such noncompliance, malfunction or failure, rectify same at Lessor's expense. The warranty periods shall be as follows: (i} three months as to the HVAC systems, and (ii) 30 days as to the remaining systems and other elements of the Unit. If Lessee does not give Lessor the required notice within the appropriate warranty period, correction of any such non-compliance, malfunction or failure shall be the obligation of Lessee at Lessee's sole cost and expense (except for the repairs to the fire sprinkler systems, roof, foundations, and/or bearing walls - see Section 8).

2.3	Compliance

Lessor warrants that to the best of its knowledge the improvements on the Premises comply with the building codes that were in effect at the time that each such improvement, or portion thereof, was constructed, and also with all applicable laws, covenants or restrictions of record, regulations, and ordinances in effect on the Start Date ("Applicable Requirements"). Said warranty does not apply to the use to which Lessee will put the Premises, modifications which may be required by the Americans with Disabilities Act or any similar zoning or other laws as a result of Lessee's use (see Section 20.27), or to any Alterations or Utility Installations (as defined in Section 8.3.1} made or to be made by Lessee. If the Premises do not comply with said warranty, Lessor shall, except as otherwise provided, promptly after receipt of written notice from Lessee setting forth with specificity the nature and extent of such non-compliance rectify the same at Lessor's expense. If Lessee does not give Lessor written notice of a non-compliance with this warranty within six months following the Start Date, correction of that non-compliance shall be the obligation· of Lessee at Lessee's sole cost and expense. If the Applicable Requirements are hereafter changed so as to require during the term of this Lease the construction of an addition to or an alteration of the Unit and/or the Premises, the remediation of any Hazardous Substance, or the reinforcement or other physical modification of the Unit or Premises ("Capital Expenditure"), Lessor and Lessee shall allocate the cost of such work as set forth in this section.

NOTE: Lessee is responsible for determining whether or not the Applicable Requirements and especially the zoning are appropriate for Lessee's intended use, and acknowledges that past uses of the Premises may no longer be allowed.

2.3.1    1 Subject to Section 2.3.3 below, if such Capital Expenditures are required as a result of the specific and unique use of the Premises by Lessee as compared with uses by tenants in general, Lessee shall be fully responsible for the cost thereof.

2.3.2    If such Capital Expenditure is not the result of the specific and unique use of the Premises by Lessee (such as, governmentally mandated seismic modifications), then Lessor shall pay for such Capital Expenditure and Lessee shall only be obligated to pay, each month during the remainder of the term of this Lease or any extension thereof, on the date that on which the Base Rent is due, an amount equal to the Lessee's Share of the costs multiplied by a fraction, the numerator of which shall be one (1) and the denominator of which shall be the number of months over which the capital expenditure may be depreciated by the Lessor for income tax purposes.

2.3.3 Notwithstanding the above, the provisions concerning Capital Expenditures are intended to apply only to non-voluntary, unexpected, and new Applicable Requirements. If the Capital Expenditures are instead triggered by Lessee as a result of an actual or proposed change in use, change in intensity of use, or modification to the Premises then, and in that event, Lessee shall either: (i) immediately cease such changed use or intensity of use and/or take such other steps as may be necessary to eliminate the requirement for such Capital Expenditure, or (ii)

complete such Capital Expenditure at its own expense.    Lessee shall not have any right to terminate this Lease.

2.4	Acknowledgements

Lessee acknowledges that: (a) it has been given an opportunity to inspect and measure the Premises, (b) it has been advised by Lessor to satisfy itself with respect to the size and condition of the Premises (including but not limited to the electrical, HVAC and fire sprinkler systems, security, environmental aspects, and compliance with Applicable Requirements and the Americans with Disabilities Act), and their suitability for Lessee's intended use, (c) Lessee has made such investigation as it deems necessary with reference to such matters and assumes all responsibility therefor as the same relate to its occupancy of the Premises, (d) it is not relying on any representation as to the size of the Premises made by Lessor, (e) the square footage of the Premises was not material to Lessee's decision to lease the Premises and pay the Rent stated herein, and {f) neither Lessor, Lessor's agents, nor Brokers have made any oral or written representations or warranties with respect to said matters other than as set forth in this Lease.

2.5	Lessee as Prior Owner/Occupant

The warranties made by Lessor in Section 1.14 shall be of no force or effect if immediately prior to the Start Date Lessee was the owner or occupant of the Premises. In such event, Lessee shall be responsible for any necessary corrective work.

2.6	Vehicle Parking

Lessee shall be entitled to use unreserved Parking Spaces in the Common Areas designated from time to time by Lessor for parking. Except for the two storage containers maintained by Lessee in the parking area, said parking spaces shall be used for parking by vehicles no larger than full-size passenger automobiles or pick-up trucks, herein called "Permitted Size Vehicles." Lessor may regulate the loading and unloading of vehicles by adopting Rules and Regulations as provided in Section 2.9. No vehicles other than Permitted Size Vehicles may be parked in the Common Area without the prior written permission of Lessor. In addition:

2.6.1    Lessee shall not permit or allow any vehicles that belong to or are controlled by Lessee or Lessee's employees, suppliers, shippers, customers, contractors or invitees to be loaded, unloaded, or parked in areas other than those designated by Lessor for such activities.

2.6.2    Lessee shall not service or store any vehicles in the Common Areas (except for the two storage containers referenced above).

2.6.3    If Lessee permits or allows any of the prohibited activities described in this Section 2.6, then Lessor shall have the right, without notice, in addition to such other rights and remedies that it may have, to remove or tow away the vehicle involved and charge the cost to Lessee, which cost shall be immediately payable upon demand by Lessor.

2.7	Common Areas - Definition

The term "Common Areas" is defined as all areas and facilities outside the Premises and within the exterior boundary line of the Project and interior utility raceways and installations within the Unit that are provided and designated by the Lessor from time to time for the general non exclusive use of Lessor, Lessee and other tenants of the Project and their respective employees, suppliers, shippers, customers, contractors and invitees, including parking areas, loading and unloading areas, trash areas, roadways, walkways, driveways and landscaped areas.

2.8	Common Areas - Lessee's Rights

Lessor grants to Lessee, for the benefit of Lessee and its employees, suppliers, shippers, contractors, customers and invitees, during the term of this Lease, the non-exclusive right to use, in common with others entitled to such use, the Common Areas as they exist from time to time, subject to any rights, powers, and privileges reserved by Lessor under the terms hereof or under the terms of any rules and regulations or restrictions governing the use of the Project. Under no circumstances shall the right herein granted to use the Common Areas be deemed to include the right to store any property, temporarily or permanently, in the Common Areas. Any such storage shall be permitted only by the prior written consent of Lessor or Lessor's designated agent, which consent may be revoked at any time. (Lessor previously consented to the placement of two storage containers in the parking area, which consent has not been revoked.) In the event that any unauthorized storage shall occur, then Lessor shall have the right, without notice, in addition to such other rights and remedies that it may have, to remove the property and charge the cost to Lessee, which cost shall be immediately payable upon demand by Lessor. Lessee acknowledges that all driveways, parking and loading areas (not including loading docks) in the Project are to be used in common with other tenants in the Project, and their guests, customers, and suppliers, and that none of said areas are for the exclusive use of Lessee.

2.9	Common Areas - Rules and Regulations

Lessor or such other person(s) as Lessor may appoint shall have the exclusive control and management of the Common Areas and shall have the right, from time to time, to establish, modify, amend and enforce reasonable rules and regulations ("Rules and Regulations") for the management, safety, care, and cleanliness of the grounds, the parking and unloading of vehicles and the presentation of good order, as well as for the convenience of other occupants or tenants of the Project and their invitees. Lessee agrees to abide by and conform to all such Rules and Regulations, and shall use its best efforts to cause its employees, suppliers, shippers, customers, contractors and invitees to so abide and conform. Lessor shall not be responsible to Lessee for the non-compliance with said Rules and Regulations by other tenants of the Project.

2.10	Common Areas - Changes

Lessor shall have the right, in Lessor's sole discretion, from time to time:

2.10.1    To make changes to the Common Areas, including, without limitation, changes in the location, size, shape and number of driveways, entrances, parking spaces, parking areas, loading and unloading areas, ingress, egress, direction of traffic, landscaped areas, walkways and utility ·raceways;

2.10.2    To close temporarily any of the Common Areas for maintenance purposes so long as reasonable access to the Premises remains available;

2.10.3    To use the Common Areas while engaged in making additional improvements, repairs or alterations to the Project, or any portion thereof; and

2.10.4    To do and perform such other acts and make such other changes in, to or with respect to the Common Areas and Project as Lessor may, in the exercise of sound business judgment, deem to be appropriate.

3.	TERM

3.1	Term

The Commencement Date, Expiration Date and Original Term of this Lease are as specified in Section 1.3.

3.2	Early Possession

[Not applicable - intentionally omitted.]

3.3	Delay In Possession

[Not applicable - intentionally omitted.]

3.4	Lessee Compliance

Lessor shall not be required to tender possession of the Premises to Lessee until Lessee complies with its obligation to provide evidence of insurance (Section 9.5). Pending delivery of such evidence, Lessee shall be required to perform all of its obligations under this Lease from and after the Start Date, including the payment of Rent, notwithstanding Lessor's election to withhold possession pending receipt of such evidence of insurance. Further, if Lessee is required to perform any other conditions prior to or concurrent with the Start Date, the Start Date shall occur but Lessor may elect to withhold possession until such conditions are satisfied.

4.	RENT

4.1	Rent Defined

All monetary obligations of Lessee to Lessor under the terms of this Lease (except for the Security Deposit) are deemed to be rent ("Rent").

4.2	Common Area Operating Expenses

Lessee shall pay to Lessor during the term hereof, in addition to the Base Rent, Lessee's Share (as specified in Section 1.6) of the Common Area Operating Expenses, as hereinafter defined, during each calendar year of the term of this Lease, in accordance with the following:

4.2.1    The following costs relating to the ownership and operation of the Project are defined as "Common Area Operating Expenses":

(a)    Costs relating to the operation, repair and maintenance, in neat, clean, good order and condition of the following:

(1)    The Common Areas and Common Area improvements, including parking areas, loading and unloading areas, trash areas, roadways, parkways, walkways, driveways, landscaped areas, bumpers, irrigation systems, Common Area lighting facilities, fences and gates, elevators, roofs, exterior walls of the buildings, building systems and roof drainage systems.

(2)	Exterior signs and any tenant directories.

(3)	Any fire sprinkler systems.

(4)    All other areas and improvements that are within the exterior boundaries of the Project but outside of the Premises and/or any other space occupied by a tenant.

(b)    The cost of water, gas, electricity and telephone to service the Common Areas and any utilities not separately metered.

(c)    The cost of trash disposal, pest control services, property management, security services, owners' association dues and fees, the cost to repaint the exterior of any structures and the cost of any environmental inspections.

(d)    Reserves set aside for maintenance and repair of Common Areas and Common Area equipment.    ·

(e)	Real Property Taxes (as defined in Section 11).

(f)	Any Insurance Premiums (as defined in Section 9.1).

the Common Areas.

(g)	Any deductible portion of an insured loss concerning the Project or

(h)    Auditors', accountants' and attorneys' fees and costs related to the operation, maintenance, repair and replacement of the Project.

(i)    The cost of any capital improvement to the Project not covered under the provisions of Section 2.3, provided however, that the monthly amount payable during the remainder of the term of this Lease or any extension thereof shall be limited to Lessee's Share of such capital expenditure, multiplied by a fraction, the numerator of which shall be one (1) and the denominator of which shall be the number of months over which the capital expenditure may be depreciated by the Lessor for income tax purposes.

(j)    The cost of janitorial services for non-leasable areas.

(k)Costs for Lessor's management, accounting, bookkeeping, payment of Common Area Operating Expenses, collection of reimbursements and related services, which shall not cumulatively exceed five percent (5%) of total Common Area Operating Expenses on an annual basis.

(I)    The cost of any other services to be provided by Lessor that are stated elsewhere in this Lease to be a Common Area Operating Expense.

4.2.2    Any Common Area Operating Expenses and Real Property Taxes that are specifically attributable to the Unit, or to any building in the Project or to the operation, repair and maintenance thereof, shall be allocated entirely to such Unit or other building. However, any Common Area Operating Expenses and Real Property Taxes that are not specifically attributable to any building or to the operation, repair and maintenance thereof, shall be equitably allocated by Lessor to all buildings in the Project.

4.2.3    The inclusion of the improvements, facilities and services set forth in Section 4.2.1 shall not be deemed to impose an obligation upon Lessor to either have said improvements or facilities or to provide those services unless the Project already has the same, Lessor already provides the services, or Lessor has agreed elsewhere in this Lease to provide the same or some of them.

4.2.4    Lessee's Share of Common Area Operating Expenses is payable monthly on the same day as the Base Rent is due hereunder. The amount of such payments shall be based on Lessor's estimate of the annual Common Area Operating Expenses, which is currently
$2,000.00 per month, but is subject to modification at any time during the Term of this Lease. Within 60 days after written request (but not more than once each year) Lessor shall deliver to Lessee a reasonably detailed statement showing Lessee's Share of the actual Common Area Operating Expenses for the preceding year. If Lessee's payments during such year exceed Lessee's Share, Lessor shall credit the amount of such over-payment against Lessee's future payments. If Lessee's payments during such year were less than Lessee's Share, Lessee shall pay to Lessor the amount of the deficiency within 1O days after delivery by Lessor to Lessee of the statement.

4.2.5    Common Area Operating Expenses shall not include any expenses paid by any tenant directly to third parties, or as to which Lessor is otherwise reimbursed by any third party, other tenant, or insurance proceeds.

4.3    Payment

Lessee shall cause payment of Rent to be received by Lessor in lawful money of the United States, without offset or deduction (except as specifically permitted in this Lease), on or before the day on which it is due. In the event that any statement or invoice prepared by Lessor is inaccurate such inaccuracy shall not constitute a waiver and Lessee shall be obligated to pay the amount set forth in this Lease. Rent for any period during the term hereof which is for less than one full calendar month shall be prorated based upon the actual number of days of said month. Payment of Rent shall be made to Lessor at its address stated herein or to such other persons or place as Lessor may from time to time designate in writing. Acceptance of a payment which is less than the amount then due shall not be a waiver of Lessor's rights to the balance of such Rent, regardless of Lessor's endorsement of any check so stating. In the event that any check, draft, or other instrument of payment given by Lessee to Lessor is dishonored for any reason, Lessee agrees to pay to Lessor the sum of $25 in addition to any Late Charge and Lessor, at its option, may require all future Rent be paid by cashier's check. Payments will be applied first to accrued late charges and attorney's fees, second to accrued interest, then to Base Rent and Common Area Operating Expenses, and any remaining amount to any other outstanding charges or costs.

5.	SECURITY DEPOSIT

Lessee shall deposit with Lessor upon execution hereof the Security Deposit as security for Lessee's faithful performance of its obligations under this Lease. If Lessee fails to pay Rent, or otherwise Defaults under this Lease {see Section 14.1), Lessor may use, apply or retain all or any portion of said Security Deposit for the payment of any amount already due Lessor, for Rents which will be due in the future, and/ or to reimburse or compensate Lessor for any liability, expense, loss or damage which Lessor may suffer or incur by reason thereof. If Lessor uses or applies all or any portion of the Security Deposit, Lessee shall within 1O days after written request therefor deposit monies with Lessor sufficient to restore said Security Deposit to the full amount required by this Lease. Should the Agreed Use be amended to accommodate a material change in the business of Lessee or to accommodate a sublessee or assignee, Lessor shall have the right to increase the Security Deposit to the extent necessary, in Lessor's reasonable judgment, to account for any increased wear and tear that the Premises may suffer as a result thereof. If a change in control of Lessee occurs during this Lease and following such change tre financial condition of Lessee is, in Lessor's reasonable judgment, significantly reduced, Lessee shall deposit such additional monies with Lessor as shall be sufficient to cause the Security Deposit to be at a commercially reasonable level based on such change in financial condition. Lessor shall not be required to keep the Security Deposit separate from its general accounts. Within 30 days after the expiration or termination of this Lease, Lessor shall return that portion of the Security Deposit not used or applied by Lessor. No part of the Security Deposit shall be considered to be held in trust, to bear interest or to be prepayment for any monies to be paid by Lessee under this Lease.

6.	USE

6.1	Use

Lessee shall use and occupy the Premises only for the Agreed Use, or any other legal use which is reasonably comparable thereto, and for no other purpose. Lessee shall not use or permit the use of the Premises in a manner that is unlawful, creates damage, waste or a nuisance, or that disturbs occupants of or causes damage to neighboring premises or properties. Other than guide, signal and Seeing Eye dogs, Lessee shall not keep or allow in the Premises any pets, animals, birds, fish, or reptiles.

6.2	Hazardous Substances

6.2.1    The term "Hazardous Substance" as used in this Lease shall mean any product, substance, or waste whose presence, use, manufacture, disposal, transportation, or release, either by itself or in combination with other materials expected to be on the Premises, is either: (i) potentially injurious to the public health, safety or welfare, the environment or the Premises, (ii) regulated or monitored by any governmental authority, or (iii) a basis for potential liability of Lessor to any governmental agency or third party under any applicable statute or common law theory. Hazardous Substances shall include, but not be limited to, hydrocarbons, petroleum, gasoline, and/or crude oil or any products, by-products or fractions thereof. Except as already consented by Lessor, Lessee shall not engage in any activity in or on the Premises which constitutes a Reportable Use of Hazardous Substances without the express prior written consent of Lessor and timely compliance (at Lessee's expense) with all Applicable Requirements. "Reportable Use" shall mean (i) the installation or use of any above or below ground storage tank,
(ii)the generation, possession, storage, use, transportation, or disposal of a Hazardous Substance that requires a permit from, or with respect to which a report, notice, registration or business plan is required to be filed with, any governmental authority, and/or (iii) the presence at the Premises of a Hazardous Substance with respect to which any Applicable Requirements requires that a notice be given to persons entering or occupying the Premises or neighboring properties. Notwithstanding the foregoing, Lessee may use any ordinary and customary materials reasonably required to be used in the normal course of the Agreed Use, ordinary office supplies (copier toner, liquid paper, glue, etc.) and common household cleaning materials, so long as such use is in compliance with all Applicable Requirements, is not a Reportable Use, and does not expose the Premises or neighboring property to any meaningful risk of contamination or damage or expose Lessor to any liability therefor. In addition, Lessor may condition its consent to any Reportable Use upon receiving such additional assurances as Lessor reasonably deems necessary to protect itself, the public, the Premises and/or the environment against damage, contamination, injury and/or liability, including, but not limited to, the installation (and removal on or before Lease expiration or termination} of protective modifications (such as concrete encasements) and/or increasing the Security Deposit.

6.2.2    If Lessee knows, or has reasonable cause to believe, that a Hazardous Substance has come to be located in, on, under or about the Premises, other than as previously consented to by Lessor, Lessee shall immediately give written notice of such fact to Lessor, and provide Lessor with a copy of any report, notice, claim or other documentation which it has concerning the 'presence of such Hazardous Substance.

6.2.3    Lessee shall not cause or permit any Hazardous Substance to be spilled or released in, on, under, or about the Premises (including through the plumbing or sanitary sewer system) and shall promptly, at Lessee's expense, comply with all Applicable Requirements and take all investigatory and/or remedial action reasonably recommended, whether or not formally ordered or required, for the cleanup of any contamination of, and for the maintenance, security and/or monitoring of the Premises or neighboring properties, that was caused or materially contributed to by Lessee, or pertaining to or involving any Hazardous Substance brought onto the Premises during the term of this Lease, by or for Lessee, or any third party.

6.2.4    Lessee shall indemnify, defend and hold Lessor, its agents, employees, lenders and ground lessor, if any, harmless from and against any and all loss of rents and/or damages, liabilities, judgments, claims, expenses, penalties, and attorneys' and consultants' fees arising out of or involving any Hazardous Substance brought onto the Premises by or for Lessee, including by any third party with whom Lessee has a contract (provided, however, that Lessee shall have no liability under this Lease with respect to underground migration of any Hazardous Substance under the Premises from areas outside of the Project not caused or contributed to by Lessee). Lessee's obligations shall include, but not be limited to, the effects of any contamination or injury to person, property or the environment created or suffered by Lessee, and the cost of investigation, removal, remediation, restoration and/or abatement, and shall survive the expiration or termination of this Lease. No termination, cancellation or release agreement entered into by Lessor and Lessee shall release Lessee from its obligations under this Lease with respect to Hazardous Substances, unless specifically so agreed by Lessor in writing at the time of such agreement.

6.2.5    Except as otherwise provided in Section 9.7, Lessor and its successors and assigns shall indemnify, defend, reimburse and hold Lessee, its employees and lenders, harmless from and against any and all environmental damages, including the cost of remediation, which suffered as a direct result of Hazardous Substances on the Premises prior to Lessee taking possession or which are caused by the gross negligence or willful misconduct of Lessor, its agents or employees. Lessor's obligations, as and when required by the Applicable Requirements, shall include, but not be limited to, the cost of investigation, removal, remediation, restoration and/or abatement, and shall survive the expiration or termination of this Lease.

6.2.6    Lessor shall retain the responsibility and pay for any investigations or remediation measures required by governmental entities having jurisdiction with respect to the existence of Hazardous Substances on the Premises prior to Lessee taking possession, unless such remediation measure is required as a result of Lessee's use (including "Alterations", as defined in Section 8.3.1 below) of the Premises, in which event Lessee shall be responsible for such payment. Lessee shall cooperate fully in any such activities at the request of Lessor, including allowing Lessor and Lessor's agents to have reasonable access to the Premises at reasonable times in order to carry out Lessor's investigative and remedial responsibilities.

6.2.7 If a Hazardous Substance Condition (see Section 10.1.5) occurs during the term of this Lease, unless Lessee is legally responsible therefor (in which case Lessee shall make the investigation and remediation thereof required by the Applicable Requirements and this Lease shall continue in full force and effect, but subject to Lessor's rights under Section 6.2.4 and Section 14), Lessor may, at Lessor's option, either (i) investigate and remediate such Hazardous Substance Condition, if required, as soon as reasonably possible at Lessor's expense, in which event this Lease shall continue in full force and effect, or (ii} give written notice to Lessee, within 60 days after receipt by Lessor of knowledge of the occurrence of such Hazardous Substance Condition, of Lessor's desire to terminate this Lease as of the·date 60 days following the date of such notice. In the event Lessor elects to give a termination notice, Lessee may, within 10 days thereafter, give written notice to Lessor of Lessee's commitment to pay the cost of the remediation of such Hazardous Substance Condition. Lessee shall provide Lessor with said funds or satisfactory assurance thereof within 30 days following such commitment. In such event, this Lease shall continue in full force and effect, and Lessor shall proceed to make such remediation as soon as reasonably possible after the required funds are available. If Lessee does not give such notice and provide the required funds or assurance thereof within the time provided, this Lease shall terminate as of the date specified in Lessor's notice of termination.

6.3	Lessee's Compliance with Applicable Requirements

Except as otherwise provided in this Lease, Lessee shall, at Lessee's sole expense, fully, diligently and in a timely manner, materially comply with all Applicable Requirements, the requirements of any applicable fire insurance underwriter or rating bureau, and the recommendations of Lessor's engineers and/or consultants which relate in any manner to such Applicable Requirements, without regard to whether said Applicable Requirements are now in effect or become effective after the Start Date. Lessee shall, within 10 days after receipt of Lessor's written request, provide Lessor with copies of all permits and other documents, and other information evidencing Lessee's compliance with any Applicable Requirements specified by Lessor, and shall immediately upon receipt, notify Lessor in writing (with copies of any documents involved) of any threatened or actual claim, notice, citation, warning, complaint or report pertaining to or involving the failure of Lessee or the Premises to comply with any Applicable Requirements. Likewise, Lessee shall immediately give written notice to Lessor of: (i) any water damage to the Premises and any suspected seepage, pooling, dampness or other condition conducive to the production of mold; or (ii) any mustiness or other odors that might indicate the presence of mold in the Premises.

6.4	I nspection; Compliance

Lessor and Lessor's "Lender" (as defined in Section 18.1) and consultants shall have the right to enter into Premises at any time, in the case of an emergency, and otherwise at reasonable times after reasonable notice, for the purpose of inspecting the condition of the Premises and for verifying compliance by Lessee with this Lease. The cost of any such inspections shall be paid by Lessor, unless a violation of Applicable Requirements, or a Hazardous Substance Condition

(see Section 10.1), is found to exist or be imminent, or the inspection is requested or ordered by a governmental authority. In such case, Lessee shall upon request reimburse Lessor for the cost of such inspection, so long as such inspection is reasonably related to the violation or contamination. In addition, Lessee shall provide copies of all relevant material safety data sheets (MSDS) to Lessor within 10 days of the receipt of written request therefor.

7.	TENANT IMPROVEMENTS

[Not applicable - intentionally omitted.]

8.	MAINTENANCE; REPAIRS; UTILITY INSTALLATIONS; TRADE FIXTURES AND ALTERATIONS

8.1	Lessee's Obligations

8.1.1    Subject to the provisions of Section 2.2 (Condition), 2.3 (Compliance), Section 2.5 (Lessee as Prior Owner/Occupant) 6.3 (Lessee's Compliance with Applicable Requirements), 8.2 (Lessor's Obligations), 10 (Damage or Destruction), and 15 (Condemnation), Lessee shall, at Lessee's sole expense, keep the Premises, Utility Installations (intended for Lessee's exclusive use, no matter where located), and Alterations in good order, condition and repair (whether or not the portion of the Premises requiring repairs, or the means of repairing the same, are reasonably or readily accessible to Lessee, and whether or not the need for such repairs occurs as a result of Lessee's use, any prior use, the elements or the age of such portion of the Premises), including, but not limited to, all equipment or facilities, such as plumbing, HVAC equipment, electrical, lighting facilities, boilers, pressure vessels, fixtures, interior walls, interior surfaces of exterior walls, ceilings, floors, windows, doors, plate glass, and skylights but excluding any items which are the responsibility of Lessor pursuant to Section 8.2. Lessee, in keeping the Premises in good order, condition and repair, shall exercise and perform good maintenance practices, specifically including the procurement and maintenance of the service contracts required by Section 8.1.2 below. Lessee's obligations shall include restorations, replacements or renewals when necessary to keep the Premises and all improvements thereon or a part thereof in good order, condition and state of repair.

8.1.2    Lessee shall, at Lessee's sole expense, procure and maintain contracts, with copies to Lessor, in customary form and substance for, and with contractors specializing and experienced in the maintenance of the following equipment and improvements, if any, if and when installed on the Premises: (i) HVAC equipment, (ii) boiler and pressure vessels, and (iii) clarifiers. However, Lessor reserves the right, upon notice to Lessee, to procure and maintain any or all of · such service contracts, and Lessee shall reimburse Lessor, upon demand, for the cost thereof.

8.1.3    If Lessee fails to perform Lessee's obligations under this Section 8.1, Lessor may enter upon the Premises after 10 days' prior written notice to Lessee (except in the case of an emergency, in which case no notice shall be required), perform such obligations on Lessee's behalf, and put the Premises in good order, condition and repair, and Lessee shall promptly pay to Lessor a sum equal to the cost thereof.

8.1.4    Subject to Lessee's indemnification of Lessor as set forth in Section 9.7 below, and without relieving Lessee of liability resulting from Lessee's failure to exercise and perform good maintenance practices, if an item described in Section 8.1.2 cannot be repaired other than at a cost which is in excess of 50% of the cost of replacing such item, then such item shall be replaced by Lessor, and the cost thereof shall be prorated between the Parties.

8.2	Lessor's Obligations

Subject to the provisions of Sections 2.2 (Condition), 2.3 (Compliance), 4.2 (Common Area Operating Expenses), 6 (Use), 8.1 (Lessee's Obligations), 1O (Damage or Destruction) and 15 (Condemnation), Lessor, subject to reimbursement pursuant to Section 4.2, shall keep in good order, condition and repair the foundations, exterior walls, structural condition of interior bearing walls, exterior roof, fire sprinkler system, Common Area fire alarm and/or smoke detection systems, fire hydrants, parking lots, walkways, parkways, driveways, landscaping, fences, signs and utility systems serving the Common Areas and all parts thereof, as well as providing the services for which there is a Common Area Operating Expense pursuant to Section 4.2. Lessor shall be obligated to paint the exterior, but not the interior surfaces of exterior walls. Lessor shall not be obligated to maintain, repair or replace windows, doors or plate glass of the Premises. Lessee expressly waives the benefit of any statute now or hereafter in effect to the extent it is inconsistent with the terms of this Lease.

8.3	Utility I nstallations; Trade Fixtures: Alterations

8.3.1    The term "Utility Installations" refers to all floor and window coverings, air and/or vacuum lines, power panels, electrical distribution, security and fire protection systems, communication cabling, lighting fixtures, HVAC equipment, plumbing, and fencing in or on the Premises. The term "Trade Fixtures" shall mean Lessee's machinery and equipment that can be removed without doing material damage to the Premises. The term "Alterations" shall mean any modification of the improvements, other than Utility Installations or Trade Fixtures, whether by addition or deletion. "Lessee Owned Alterations and/or Utility Installations" are defined as Alterations and/or Utility Installations made by Lessee that are not yet owned by Lessor pursuant to Section 8.4.1.

8.3.2    Lessee shall not make any Alterations or Utility Installations to the Premises without Lessor's prior written consent. Lessee may, however, make non-structural Alterations or Utility Installations to the interior of the Premises (excluding the roof) without such consent but upon notice to Lessor, as long as they are not visible from the outside, do not involve puncturing, relocating or removing the roof or any existing walls, will not affect the electrical, plumbing, HVAC, and/or life safety systems, and the cumulative cost thereof during this Lease does not exceed a sum equal to three month's Base Rent in the aggregate or a sum equal to one month's Base Rent in any one year. Notwithstanding the foregoing, Lessee shall not make or permit any roof penetrations and/or install anything on the roof without the prior written approval of Lessor. Lessor may, as a precondition to granting such approval, require Lessee to also seek bids from contractor(s) chosen and/or approved by Lessor. Any Alterations or Utility Installations that Lessee shall desire to make and which require the consent of the Lessor shall be presented to Lessor in written form with detailed plans. Consent shall not be unreasonably withheld or delayed, but shall be deemed conditioned upon Lessee's: (i} acquiring all applicable governmental permits, (ii) furnishing Lessor with copies of both the permits and the plans and specifications prior to commencement of the work, and (iii) compliance with all conditions of said permits and other Applicable Requirements in a prompt and expeditious manner. Any Alterations or Utility Installations shall be performed in a workmanlike manner with good and sufficient materials. Lessee shall promptly upon completion furnish Lessor with as-built plans and specifications. For work which costs an amount in excess of one month's Base Rent, Lessor may condition its consent upon Lessee providing a lien and completion bond in an amount equal to 150% of the estimated cost of such Alteration or Utility Installation and/or·upon Lessee's posting an additional Security Deposit with Lessor.

8.3.3    Lessee shall pay, when due, all claims for labor or materials furnished or alleged to have been furnished to or for Lessee at or for use on the Premises, which claims are or may be secured by any mechanic's or materialmen's lien against the Premises or any interest therein. Lessee shall give Lessor not less than 10 days' notice prior to the commencement of any work in, on or about the Premises, and Lessor shall have the right to post notices of nonresponsibility. If Lessee shall contest the validity of any such lien, claim or demand, then Lessee shall, at its sole expense defend and protect itself, Lessor and the Premises against the same and shall pay and satisfy any such adverse judgment that may be rendered thereon before the enforcement thereof. If Lessor shall require, Lessee shall furnish a surety bond in an amount equal to 125% of the amount of such contested lien, claim or demand, indemnifying Lessor against liability for the same.

8.4	Ownership; Removal; Surrender; and Restoration

8.4.1    Subject to Lessor's right to require removal or elect ownership as hereinafter provided, all Alterations and Utility Installations made by Lessee shall be the property of Lessee, but considered a part of the Premises. Lessor may, at any time, elect in writing to be the owner of all or any specified part of the Lessee Owned Alterations and Utility Installations. Unless otherwise instructed per Section 8.4.2 hereof, all Lessee Owned Alterations and Utility Installations shall, at the expiration or termination of this Lease, become the property of Lessor and be surrendered by Lessee with the Premises.

8.4.2    Lessor, unless otherwise agreed in writing, may require that any or all Lessee Owned Alterations or Utility Installations be removed by the expiration or termination of this Lease. Lessor may require the removal at any time of all or any part of any Lessee Owned Alterations or Utility Installations made without the required consent.

8.4.3    Lessee shall surrender the Premises by the Expiration Date or any earlier termination date, with all of the improvements, parts and surfaces thereof broom clean and free of debris, and in good operating order, condition and state of repair, ordinary wear and tear excepted. "Ordinary wear and tear'' shall not include any damage or deterioration that would have been prevented by good maintenance practice. Notwithstanding the foregoing, if this Lease is for 12 months or less, then Lessee shall surrender the Premises in the same condition as delivered to Lessee on the Start Date with NO allowance for ordinary wear and tear. Lessee shall repair any damage occasioned by the installation, maintenance or removal of Trade Fixtures, Lessee owned Alterations and/or Utility Installations, furnishings, and equipment as well as the removal of any storage tank installed by or for Lessee. Lessee shall also completely remove from the Premises any and all Hazardous Substances brought onto the Premises by or for Lessee, or by any third party with which Lessee has a contract (except Hazardous Substances which were deposited via underground migration from areas outside of the Premises) even if such removal would require Lessee to perform or pay for work that exceeds statutory requirements. Trade Fixtures shall remain the property of Lessee and shall be removed by Lessee. Any personal property of Lessee not removed on or before the Expiration Date or any earlier termination date shall be deemed to have been abandoned by Lessee and may be disposed of or retained by Lessor as Lessor may desire. The failure by Lessee to timely vacate the Premises pursuant to this Section 8.4.3 without the express written consent of Lessor shall constitute a holdover under the provisions of Section 20.9 below.

9.	INSURANCE; INDEMNITY

9.1	Payment of Premiums

The cost of the premiums for the insurance policies to be carried by Lessor (''Insurance Premiums"), pursuant to Sections 9.2.2, 9.3.1 and 9.3.2 shall be a Common Area Operating Expense. Premiums for policy periods commencing prior to, or extending beyond, the term of this Lease shall be prorated to coincide with the corresponding Start Date or Expiration Date.

9.2	Liability Insurance

9.2.1    Carried by Lessee. Lessee shall obtain and keep in force a Commercial General Liability policy of insurance protecting Lessee and Lessor, as an additional insured, against claims for bodily injury, personal injury and property damage based upon or arising out of the ownership, use, occupancy or maintenance of the Premises and all areas appurtenant thereto. Such insurance shall be on an occurrence basis providing single limit coverage in an amount not less than $1,000,000 per occurrence with an annual aggregate of not less than $2,000,000. Lessee shall add Lessor and Cypress View Properties, Inc., as additional insureds by means of an endorsement at least as broad as the Insurance Service Organization's "Additional Insured Managers or Lessors of Premises" Endorsement. The policy shall not contain any intra-insured exclusions as between insured persons or organizations, but shall include coverage for liability assumed under this Lease as an "insured contract" for the performance of Lessee's indemnity obligations under this Lease. The limits of said insurance shall not, however, limit the liability of Lessee nor relieve Lessee of any obligation hereunder. Lessee shall provide an endorsement on its liability policy(ies) that provides that its insurance shall be primary to and not contributory with any similar insurance carried by Lessor, whose insurance shall be considered excess insurance only.

9.2.2    Carried by Lessor. Lessor shall maintain liability insurance as described in Section 9.2.1, in addition to, and not in lieu of, the insurance required to be maintained by Lessee. Lessee shall not be named as an additional insured therein.

9.2.3    Carried by Lessee's Contractors. Unless otherwise agreed to in writing by Lessor, if Lessee engages a contractor ("Contractor") to perform work on the Premises, whether such work is a Tenant Improvement, Trade Fixture, Alteration or otherwise, the Contractor shall procure and maintain for the duration of the contract, insurance against claims for injuries to persons or damages to the Premises which may arise from or in connection with the performance of the work hereunder by the Contractor, his agents, representatives, employees, or subcontractors. Such insurance shall include Builder's Risk (Course of Construction) insurance utilizing an "All Risk" (Special Perils) coverage form, with limits equal to the completed value of the project and no coinsurance penalty provisions. The Lessor shall be named as Loss Payee for the Builder's Risk insurance.

9.3	Property Insurance Building, I provements and Rental Value

9.3.1    Lessor shall obtain and keep in force a policy or policies of insurance in the name of Lessor, with loss payable to Lessor, any ground-lessor, and to any Lender insuring loss or damage to the Premises. The amount of such insurance shall be equal to the full insurable replacement cost of the Premises, as the same shall exist from time to time, or the amount required by any Lender, but in no event more than the commercially reasonable and available insurable value thereof. If the coverage is available and commercially appropriate, such policy or policies shall insure against all types of direct physical loss or damage (except the perils of flood and/or earthquake unless required by a Lender), including coverage for debris removal and the enforcement of any Applicable Requirements requiring the upgrading, demolition, reconstruction or replacement of any portion of the Premises as the result of a covered loss. Said policy or policies shall also contain an agreed valuation provision in lieu of any coinsurance clause, waiver of subrogation, and inflation guard protection causing an increase in the annual property insurance coverage amount by a factor of not less than the adjusted U.S. Department of Labor Consumer Price Index for All Urban Consumers for the city nearest to where the Premises are located. Lessee Owned Alterations and Utility Installations, Trade Fixtures, and Lessee's personal property shall be insured by Lessee not by Lessor unless the item in question has become the property of Lessor under the terms of this Lease.

9.3.2    Lessor shall also obtain and keep in force a policy or policies in the name of Lessor with loss payable to Lessor and any Lender, insuring the loss of the full Rent for one year ("Rental Value Insurance"). Said insurance shall contain an agreed valuation provision in lieu of any coinsurance clause, and the amount of coverage shall be adjusted annually to reflect the projected Rent otherwise payable by Lessee, for the next 12-month period.

9.3.3    Lessee shall pay for any increase in the premiums for the property insurance of the Unit, and for the Common Areas or other buildings in the Project if said increase is caused by Lessee's acts, omissions, use or occupancy of the Premises.

9.4	Lessee's Property; Business Interruption Insurance; Worker's Compensation Insurance

9.4.1    Lessee shall obtain and maintain insurance coverage on all of Lessee's personal property, Trade Fixtures, and Lessee Owned Alterations and Utility Installations. Such insurance shall be full replacement cost coverage with a deductible of not to exceed $2,500 per occurrence. The proceeds from any such insurance shall be used by Lessee for the replacement of personal property, Trade Fixtures and Lessee Owned Alterations and Utility Installations.

9.4.2    Lessee shall obtain and maintain loss of income and extra expense insurance in amounts as will reimburse Lessee for direct or indirect loss of earnings attributable to all perils commonly insured against by prudent lessees in the business of Lessee or attributable to prevention of access to the Premises as a result of such perils.

9.4.3    Lessee shall obtain and maintain Worker's Compensation Insurance in such amount as may be required by Applicable Requirements. Such policy shall include a 'Waiver of Subrogation' endorsement. Lessee shall provide Lessor with a copy of such endorsement along with the certificate of insurance or copy of the policy required by Section 9.5.

9.4.4    Lessor makes no representation that the limits or forms of coverage of insurance specified herein are adequate to cover Lessee's property, business operations or obligations under this Lease.

9.5	Insurance Policies

Insurance required herein shall be by companies maintaining during the policy term a "General Policyholders Rating" of at least A-, VII, as set forth in the most current issue of "Best's Insurance Guide", or such other rating as may be required by a Lender. Lessee shall not do or permit to be done anything which invalidates the required insurance policies. Lessee shall provide, prior to the Start Date, certificates with copies of the required endorsements evidencing the existence and amounts of the required insurance. No such policy shall be cancelable except after 30 days prior written notice to Lessor, provided that a policy shall be cancelable after 10 days for non-payment of premium. Lessee shall, no more than 10 days after the expiration of such policies, furnish Lessor with evidence of renewals or "insurance binders" evidencing renewal thereof, or Lessor may order such insurance and charge the cost thereof to Lessee, which amount shall be payable by Lessee to Lessor upon demand. Such policies shall be for a term of at least one year, or the length of the remaining term of this Lease, whichever is less. If either Party shall fail to procure and maintain the insurance required to be carried by it, the other Party may, but shall not be required to, procure and maintain the same.

9.6	Waiver of Subrogation

Without affecting any other rights or remedies, Lessee and Lessor each hereby release and relieve the other, and waive their entire right to recover damages against the other, for loss of or damage to its property arising out of or incident to the perils required to be insured against herein. The effect of such releases and waivers is not limited by the amount of insurance carried or required, or by any deductibles applicable hereto. The Parties agree to have their respective property damage insurance carriers waive any right to subrogation that such companies may have against Lessor or Lessee, as the case may be, so long as the insurance is not invalidated thereby.

9.7	Indemnity

Except for Lessor's gross negligence or willful misconduct, Lessee shall indemnify, protect, defend and hold harmless the Premises, Lessor and its agents, Lessor's master or ground lessor, partners and Lenders, from and against any and all claims, loss of rents and/or damages, liens, judgments, penalties, attorneys' and consultants' fees, expenses and/or liabilities arising out of, involving, or in connection with, the use and/or occupancy of the Premises by Lessee. If any action or proceeding is brought against Lessor by reason of any of the foregoing matters, Lessee shall upon notice defend the same at Lessee's expense by counsel chosen by Lessee or its insurer and reasonably satisfactory to Lessor and Lessor shall cooperate with Lessee in such defense. Lessor need not have first paid any such claim in order to be defended or indemnified.

9.8	Exemption of Lessor and its Agents from Liability

Notwithstanding the negligence or breach of this Lease by Lessor or its agents, neither Lessor nor its agents shall be liable under any circumstances for: (i) injury or damage to the person or goods, wares, merchandise or other property of Lessee, Lessee's employees, contractors, invitees, customers, or any other person in or about the Premises, whether such damage or injury is caused by or results from fire, steam, electricity, gas, water or rain, indoor air quality, the presence of mold or from the breakage, leakage, obstruction or other defects of pipes, fire sprinklers, wires, appliances, plumbing, HVAC or lighting fixtures, or from any other cause, whether the said injury or damage results from conditions arising upon the Premises or upon other portions of the Project, or from other sources or places, (ii) any damages arising from any act or neglect of any other tenant of Lessor or from the failure of Lessor or its agents to enforce the provisions of any other lease in the Project, or (iii) injury to Lessee's business or for any loss of income or profit therefrom. Instead, it is intended that Lessee's sole recourse in the event of such damages or injury be to file a claim on the insurance policy(ies} that Lessee is required to maintain pursuant to the provisions of Section 9.

9.9    Failure to Provide Insurance

Lessee acknowledges that any failure on its part to obtain or maintain the insurance required herein will expose Lessor to risks and potentially cause Lessor to incur costs not contemplated by this Lease, the extent of which will be extremely difficult to ascertain. Accordingly, for any month or portion thereof that Lessee does not maintain the required insurance and/or does not provide Lessor with the required binders or certificates evidencing the existence of the required insurance, the Base Rent shall be automatically increased, without any requirement for notice to Lessee, by an amount equal to 15% of the then existing Base Rent or $200, whichever is greater. The parties agree that such increase in Base Rent represents fair and reasonable compensation for the additional risk/costs that Lessor will incur by reason of Lessee's failure to maintain the required insurance. Such increase in Base Rent shall in no event constitute a waiver of Lessee's Default or Breach (see Section 14.1) with respect to the failure to maintain such insurance, prevent the exercise of any of the other rights and remedies granted hereunder, nor relieve Lessee of its obligation to maintain the insurance specified in this Lease.

10.	DAMAGE OR DESTRUCTION

10.1	Definitions

10.1.1    "Premises Partial Damage" shall mean damage or destruction to the improvements on the Premises, other than Lessee Owned Alterations and Utility Installations, which can reasonably be repaired in three months or less from the date of the damage or destruction, and the cost thereof does not exceed a sum equal to six month's Base Rent. Lessor shall notify Lessee in writing within 30 days from the date of the damage or destruction as to whether or not the damage is Partial or Total.

10.1.2    "Premises Total Destruction" shall mean damage or destruction to the improvements on the Premises, other than Lessee Owned Alterations and Utility Installations and Trade Fixtures, which cannot reasonably be repaired in three months or less from the date of the damage or destruction and/or the cost thereof exceeds a sum equal to six month's Base Rent. Lessor shall notify Lessee in writing within 30 days from the date of the damage or destruction as to whether or not the damage is Partial or Total.

10.1.3    "Insured Loss" shall mean damage or destruction to improvements on the Premises, other than Lessee Owned Alterations and Utility Installations and Trade Fixtures, which was caused by an event required to be covered by the insurance described in Section 9.3.1, irrespective of any deductible amounts or coverage limits involved.

10.1.4    "Replacement Cost" shall mean the cost to repair or rebuild the improvements owned by Lessor at the time of the occurrence to their condition existing immediately prior thereto, including demolition, debris removal and upgrading required by the operation of Applicable Requirements, and without deduction for depreciation.

10.1.5    "Hazardous Substance Condition" shall mean the occurrence or discovery of a condition involving the presence of, or a contamination by, a Hazardous Substance, in, on, or under the Premises which requires restoration.

10.2	Partial Damage - Insured Loss

If a Premises Partial Damage that is an Insured Loss occurs, then Lessor shall, at Lessor's expense, repair such damage (but not Lessee's Trade Fixtures or Lessee Owned Alterations and Utility Installations) as soon as reasonably possible and this Lease shall continue in full force and effect; provided, however, that Lessee shall, at Lessor's election, make the repair of any damage or destruction the total cost to repair of which is $10,000 or less, and, in such event, Lessor shall make any applicable insurance proceeds available to Lessee on a reasonable basis for that purpose. Notwithstanding the foregoing, if the required insurance was not in force or the insurance proceeds are not sufficient to affect such repair, the Insuring Party shall promptly contribute the shortage in proceeds as and when required to complete said repairs. In the event, however, such shortage was· due to the fact that, by reason of the unique nature of the improvements, full replacement cost insurance coverage was not commercially reasonable and available, Lessor shall have no obligation to pay for the shortage in insurance proceeds or to fully restore the unique aspects of the Premises unless Lessee provides Lessor with the funds to cover same, or adequate assurance thereof, within 10 days following receipt of written notice of such shortage and request therefor. If Lessor receives said funds or adequate assurance thereof within said 10 day period, the party responsible for making the repairs shall complete them as soon as reasonably possible and this Lease shall remain in full force and effect. If such funds or assurance are not received, Lessor may nevertheless elect by written notice to Lessee within 10 days thereafter to: (i) make such restoration and repair as is commercially reasonable with Lessor paying any shortage in proceeds, in which case this Lease shall remain in full force and effect, or have this Lease terminate 30 days thereafter. Lessee shall not be entitled to reimbursement of any funds contributed by Lessee to repair any such damage or destruction. Premises Partial Damage due to flood or earthquake shall be subject to Section 10.3, notwithstanding that there may be some insurance coverage, but the net proceeds of any such insurance shall be made available for the repairs if made by either Party.

10.3	Partial Damage - Uninsured Loss

If a Premises Partial Damage that is not an Insured Loss occurs, unless caused by a negligent or willful act of Lessee (in which event Lessee shall make the repairs at Lessee's expense), Lessor may either: (i) repair such damage as soon as reasonably possible at Lessor's expense, in which event this Lease shall continue in full force and effect, or (ii) terminate this Lease by giving written notice to Lessee within 30 days after receipt by Lessor of knowledge of the occurrence of such damage. Such termination shall be effective 60 days following the date of such notice. In the event Lessor elects to terminate this Lease, Lessee shall have the right within 10 days after receipt of the termination notice to give written notice to Lessor of Lessee's commitment to pay for the repair of such damage without reimbursement from Lessor. Lessee shall provide Lessor with said funds or satisfactory assurance thereof within 30 days after making such commitment. In such event this Lease shall continue in full force and effect, and Lessor shall proceed to make such repairs as soon as reasonably possible after the required funds are available. If Lessee does not make the required commitment, this Lease shall terminate as of the date specified in the termination notice.

10.4	Total Destruction

Notwithstanding any other provision hereof, if a Premises Total Destruction occurs, this Lease shall terminate 60 days following such Destruction. If the damage or destruction was caused by the gross negligence or willful misconduct of Lessee, Lessor shall have the right to recover Lessor's damages from Lessee, except as provided in Section 9.6.

10.5	Damage Near End of Term

lf at any time during the last six months of this Lease there is damage for which the cost to repair exceeds one month's Base Rent, whether or not an Insured Loss, Lessor may terminate this Lease effective 60 days following the date of occurrence of such damage by giving a written termination notice to Lessee within 30 days after the date of occurrence of such damage. Notwithstanding the foregoing, if Lessee at that time has an exercisable option to extend this Lease or to purchase the Premises, then Lessee may preserve this Lease by, (a) exercising such option and (b) providing Lessor with any shortage in insurance proceeds (or adequate assurance thereof) needed to make the repairs on or before the earlier of (i) the date which is 1O days after Lessee's receipt of Lessor's written notice purporting to terminate this Lease, or (ii) the day prior to the date upon which such option expires. If Lessee duly exercises such option during such period and provides Lessor with funds (or adequate assurance thereof) to cover any shortage in insurance proceeds, Lessor shall, at Lessor's commercially reasonable expense, repair such damage as soon as reasonably possible and this Lease shall continue in full force and effect. If Lessee fails to exercise such option and provide such funds or assurance during such period, then this Lease shall terminate on the date specified in the termination notice and Lessee's option shall be extinguished.

10.6	Abatement of Rent; Lessee's Remedies

10.6.1    In the event of Premises Partial Damage or Premises Total Destruction or a Hazardous Substance Condition for which Lessee is not responsible under this Lease, the Rent payable by Lessee for the period required for the repair, remediation or restoration of such damage shall be abated in proportion to the degree to which Lessee's use of the Premises is impaired, but not to exceed the proceeds received from the Rental Value Insurance. All other obligations of Lessee hereunder shall be performed by Lessee, and Lessor shall have no liability for any such damage, destruction, remediation, repair or restoration except as provided herein.

10.6.2    If Lessor is obligated to repair or restore the Premises and does not commence, in a substantial and meaningful way, such repair or restoration within 90 days after such- obligation shall accrue, Lessee may, at any time prior to the commencement of such repair or restoration, give written notice to Lessor and to any Lenders of which Lessee has actual notice, of Lessee's election to terminate this Lease on a date not less than 60 days following the giving of such notice. If Lessee gives such notice and such repair or restoration is not commenced within 30 days thereafter, this Lease shall terminate as of the date specified in said notice. If the repair or restoration is commenced within such 30 days, this ease shall continue in full force and effect. "Commence" shall mean either the unconditional authorization of the preparation of the required plans, or the beginning of the actual work on the Premises, whichever first occurs.

10.7	Termination; Advance Payments

Upon termination of this Lease pursuant to Section 6.2.7 or Section 1O, an equitable adjustment shall be made concerning advance Base Rent and any other advance payments made by Lessee to Lessor. Lessor shall, in addition, return to Lessee so much of Lessee's Security Deposit as has not been, or is not then required to be, used by Lessor.

11.	REAL PROPERTY TAXES

11.1	Definition of "Real Property Taxes"

As used herein, the term "Real Property Taxes" shall include any form of assessment; real estate, general, special, ordinary or extraordinary, or rental levy or tax (other than inheritance, income or estate taxes); improvement bond; and/or license fee imposed upon or levied against any legal or equitable interest of Lessor in the Project, Lessor's right to other income therefrom, and/or Lessor's business of leasing, by any authority having the direct or indirect power to tax and where the funds are generated with reference to the Project address and where the proceeds so generated are to be applied by the city, county or other local taxing authority of a jurisdiction within which the Project is located. The term "Real Property Taxes" shall also include any tax, fee, levy, assessment or charge, or any increase therein: (i) imposed by reason of events occurring during the term of this Lease, including but not limited to, a change in the ownership of the Project, (ii) a change in the improvements thereon, and/or (iii) levied or assessed on machinery or equipment provided by Lessor to Lessee pursuant to this Lease. In calculating Real Property Taxes for any calendar year, the Real Property Taxes for any real property tax year shall be included in the calculation of Real Property Taxes for such calendar year based upon the number of days which such calendar year and tax year have in common.

11.2	Payment of Taxes

Except as otherwise provided in Section 11.3, Lessor shall pay the Real Property Taxes applicable to the Project, and said payments shall be included in the calculation of Common Area Operating Expenses in accordance with the provisions of Section 4.2.

11.3	Additional Improvements

Common Area Operating Expenses shall not include Real Property Taxes specified in the tax assessor's records and work sheets as being caused by additional improvements placed upon the Project by other lessees or by Lessor for the exclusive enjoyment of such other lessees. Notwithstanding Section 11.2 hereof, Lessee shall, however, pay to Lessor at the time Common Area Operating Expenses are payable under Section 4.2, the entirety of any increase in Real Property Taxes if assessed solely by reason of Alterations, Trade Fixtures or Utility Installations placed upon the Premises by Lessee or at Lessee's request or by reason of any alterations or improvements to the Premises made by Lessor subsequent to the execution of this Lease by the Parties.

11.4	Joint Assessment

If the Premises is not separately assessed Real Property Taxes allocated to the Premises shall be an equitable proportion of the Real Property Taxes for all of the land and improvements included within the tax parcel assessed, such proportion to be determined by Lessor from the respective valuations assigned in the assessor's work sheets or such other information as may be reasonably available. Lessor's reasonable determination thereof, in good faith, shall be conclusive.

11.5	Personal Property Taxes

Lessee shall pay prior to delinquency all taxes assessed against and levied upon Lessee Owned Alterations and Utility Installations, Trade Fixtures, furnishings, equipment and all personal property of Lessee contained in the Premises. When possible, Lessee shall cause its Lessee Owned Alterations and Utility Installations, Trade Fixtures, furnishings, equipment and all other personal property to be assessed and billed separately from the real property of Lessor. If any of Lessee's said property shall be assessed with Lessor's real property, Lessee shall pay Lessor the taxes attributable to Lessee's property within 10 days after receipt of a written statement setting forth the taxes applicable to Lessee's property.

12.	UTILITIES AND SERVICES

Lessee shall pay for all water, gas, heat, light, power, telephone, trash disposal and other utilities and services supplied to the Premises, together with any taxes thereon. Notwithstanding the provisions of Section 4.2, if at any time in Lessor's sole judgment, Lessor determines that Lessee is using a disproportionate amount of water, electricity or other commonly metered utilities, or that Lessee is generating such a large volume of trash as to require an increase in the size of the trash receptacle and/or an increase in the number of times per month that it is emptied, then Lessor may increase Lessee's Base Rent by an amount equal to such increased costs. There shall be no abatement of Rent and Lessor shall not be liable in any respect whatsoever for the inadequacy, stoppage, interruption or discontinuance of any utility or service due to riot, strike, labor dispute, breakdown, accident, repair or other cause beyond Lessor's reasonable control or in cooperation with governmental request or directions.

13.	ASSIGNMENT AND SUBLETTING

13.1	Lessor's Consent Required

13.1.1    Lessee shall not voluntarily or by operation of law assign, transfer, mortgage or encumber (collectively, "assign or assignment") or sublet all or any part of Lessee's interest in this Lease or in the Premises without Lessor's prior written consent, which shall not be unreasonably withheld or delayed.

13.1.2    Unless Lessee is a corporation and its stock is publicly traded on a national stock exchange, a change in the control of Lessee shall constitute an assignment requiring consent. The transfer, on a cumulative basis, of 50% or more of the voting control of Lessee shall constitute a change in control for this purpose.

13.1.3    The involvement of Lessee or its assets in any transaction, or series of transactions (by way of merger, sale, acquisition, financing, transfer, leveraged buy-out or otherwise), whether or not a formal assignment or hypothecation of this Lease or Lessee's assets occurs, which results or will result in a reduction of the Net Worth of Lessee by an amount greater than 25% of such Net Worth as it was represented at the time of the execution of this Lease or at the time of the most recent assignment to which Lessor has consented, or as it exists immediately prior to said transaction or transactions constituting such reduction, whichever was or is greater, shall be considered an assignment of this Lease to which Lessor may withhold its consent. "Net Worth of Lessee" shall mean the net worth of Lessee established under generally accepted accounting principles.

13.1.4    An assignment or subletting without consent shall, at Lessor's option, be a Default curable after notice per Section 14.4, or a noncurable Breach. If Lessor elects to treat such unapproved assignment or subletting as a noncurable Breach, Lessor may, upon 30 days written notice, terminate the attempted assignment or sublease and Lessee shall then remain liable for all of its obligations under this Lease, unless otherwise agreed by Lessor.

13.1.5    Lessee's remedy for any breach of Section 13.1 by Lessor shall be limited to compensatory damages and/or injunctive relief.

13.1.6    Lessor may reasonably withhold consent to a proposed assignment or subletting if Lessee is in Default at the time consent is requested.

13.1.7    Notwithstanding the foregoing, allowing a de minimis portion of the Premises, i.e., 20 square feet or less, to be used by a third-party vendor in connection with the installation, for example, of a vending machine or priority mail box, shall not constitute a subletting.

13.2	Terms and Conditions Applicable to Assignment and Subletting

13.2.1    Regardless of Lessor's consent, no assignment or subletting shall: {i) be effective without the express written assumption by such assignee or sublessee of the obligations of Lessee under this Lease, (ii) release Lessee of any obligations hereunder, or (iii) alter the primary responsibility of Lessee for the payment of Rent or for the performance of any other obligations to be performed by Lessee.

13.2.2    Lessor may accept Rent or performance of Lessee's obligations from any person other than Lessee pending approval or disapproval of an assignment. Neither a delay in the approval or disapproval of such assignment nor the acceptance of Rent or performance shall constitute a waiver or estoppel of Lessor's right to exercise its remedies for Lessee's Default or Breach.

13.2.3    Lessor's consent to any assignment or subletting shall not constitute a consent to any subsequent assignment or subletting.

13.2.4    In the event of any Default or Breach by Lessee, Lessor may proceed directly against Lessee or anyone else responsible for the performance of Lessee's obligations under this Lease, including any assignee or sublessee, without first exhausting Lessor's remedies against any other person or entity responsible therefor to Lessor, or any security held by Lessor.

13.2.5    Each request for consent to an assignment or subletting shall be in writing, accompanied by information relevant to Lessor's determination as to the financial and operational responsibility and appropriateness of the proposed assignee or sublessee, including but not limited to the intended use and/or required modification of the Premises, if any, together with a fee of $500 as consideration for Lessor's considering and processing said request. Lessee agrees to provide Lessor with such other or additional information and/or documentation as may be reasonably requested. (See also Section 20.18)

13.2.6    Any assignee of, or sublessee under, this Lease shall, by reason of accepting such assignment, entering into such sublease, or entering into possession of the Premises or any portion thereof, be deemed to have assumed and agreed to conform and comply with each and every term, covenant, condition and obligation herein to be observed or performed by Lessee during the term of said assignment or sublease, other than such obligations as are contrary to or inconsistent with provisions of an assignment or sublease to which Lessor has specifically consented to in writing.

13.2.7    Lessor's consent to any assignment or subletting shall not transfer to the assignee or sublessee any Option granted to the original Lessee by this Lease unless such transfer is specifically consented to by Lessor in writing. (See Section 19.1.)

13.2.8    If Lessee assigns and/or sublets any portion(s) of its interest in this Lease or in the Premises with Lessor's consent, any consideration received by Lessee for said assignment and/or subletting, after deducting any real estate broker's commissions incurred solely for the purpose of and in connection with the assignment or subletting, shall be divided equally with Lessor to the extent it exceeds the consideration due Lessor from Lessee under this Lease ("Net Rent Premium"). The amount due Lessor shall be paid to Lessor within ten (1O) days after its receipt by Lessee. Lessee shall act as Lessor's agent in collecting such amounts from any such assignee or sublessee.

13.3	Additional Terms and Conditions Applicable to Subletting

The following terms and conditions shall apply to any subletting by Lessee of all or any part of the Premises and shall be deemed included in all subleases under this Lease whether or not expressly incorporated therein:

13.3.1    Lessee hereby assigns and transfers to Lessor all of Lessee's interest in all Rent payable on any sublease, and Lessor may collect such Rent and apply same toward Lessee's obligations under this Lease; provided, however, that until a Breach shall occur in the performance of Lessee's obligations, Lessee may collect said Rent. In the event that the amount collected by Lessor exceeds Lessee's then outstanding obligations any such excess shall be refunded to Lessee. Lessor shall not, by reason of the foregoing or any assignment of such sublease, nor by reason of the collection of Rent, be deemed liable to the sublessee for any failure of Lessee to perform and comply with any of Lessee's obligations to such sublessee. Lessee hereby irrevocably authorizes and directs any such sublessee, upon receipt of a written notice from Lessor stating that a Breach exists in the performance of Lessee's obligations under this Lease, to pay to Lessor all Rent due and to become due under the sublease. Sublessee shall rely upon any such notice from Lessor and shall pay all Rents to Lessor without any obligation or right to inquire as to whether such Breach exists, notwithstanding any claim from Lessee to the contrary.

13.3.2    In the event of a Breach by Lessee, Lessor may, at its option, require sublessee to attorn to Lessor, in which event Lessor shall undertake the obligations of the sublessor under such sublease from the time of the exercise of said option to the expiration of such sublease; provided, however, Lessor shall not be liable for any prepaid rents or security deposit paid by such sublessee to such sublessor or for any prior Defaults or Breaches of such sublessor.

13.3.3    Any matter requiring the consent of the sublessor under a sublease shall also require the consent of Lessor.

13.3.4    No sublessee shall further assign or sublet all or any part of the Premises without Lessor's prior written consent.

13.3.5    Lessor shall deliver a copy of any notice of Default or Breach by Lessee to the sublessee, who shall have the right to cure the Default of Lessee within the grace period, if any, specified in such notice. The sublessee shall have a right of reimbursement and offset from and against Lessee for any such Defaults cured by the sublessee.

14.	DEFAULT; BREACH; REMEDIES

14.1	Default; Breach

A "Default" is defined as a failure by the Lessee to comply with or perform any of the terms, covenants, conditions or Rules and Regulations under this Lease. A "Breach" is defined as the occurrence of one or more of the following Defaults, and the failure of Lessee to cure such Default within any applicable grace period:

14.1.1    The abandonment of the Premises; or the vacating of the Premises without providing a commercially reasonable level of security, or where the coverage of the property insurance described in Section 9.3 is jeopardized as a result thereof, or without providing reasonable assurances to minimize potential vandalism.

14.1.2    The failure of Lessee to make any payment of Rent or any Security Deposit required to be made by Lessee hereunder, whether to Lessor or to a third party, when due; or the failure of Lessee to provide reasonable evidence of insurance or surety bond, or to fulfill any obligation under this Lease which endangers or threatens life or property, where such failure continues for a period of five business days following written notice to Lessee. THE ACCEPTANCE BY LESSOR OF A PARTIAL PAYMENT OF RENT OR SECURITY DEPOSIT SHALL NOT CONSTITUTE A WAIVER OF ANY OF LESSOR'S RIGHTS, INCLUDING LESSOR'S RIGHT TO RECOVER POSSESSION OF THE PREMISES.

14.1.3    The failure of Lessee to allow Lessor and/or its agents access to the Premises, the commission of waste, an act or acts constituting public or private nuisance, and/or an illegal activity on the Premises by Lessee, where such actions continue for a period of three business days following written notice to Lessee.

14.1.4    The failure by Lessee to provide (i) reasonable written evidence of compliance with Applicable Requirements, (ii) the service contracts, (iii) the rescission of an unauthorized assignment or subletting, (iv) an Estoppel Certificate or financial statements, (v) a requested subordination, (vi) any document requested under Section 20.21, (vii) material data safety sheets (MSDS), or (viii) any other documentation or information which Lessor may reasonably require of Lessee under the terms of this Lease, where any such failure continues for a period of 10 days following written notice to Lessee.

14.1.5    A Default by Lessee as to the terms, covenants, conditions or provisions of this Lease, or of the rules adopted under Section 2.9 hereof, other than those described in Sections 14.1.1, 14.1.2, 14.1.3 or 14.1.4, above, where such Default continues for a period of 30 days after written notice; provided, however, that if the nature of Lessee's Default is such that more than 30 days are reasonably required for its cure, then it shall not be deemed to be a Breach if Lessee commences such cure within said 30 day period and thereafter diligently prosecutes such cure to completion.

14.1.6    The occurrence of any of the following events: (i) the making of any general arrangement or assignment for the benefit of creditors; (ii) becoming a "debtor'' as defined in 11
U.S.C. § 101 or any successor statute thereto (unless, in the case of a petition filed against
Lessee, the same is dismissed within 60 days); (iii) the appointment of a trustee or receiver to take possession of substantially all of Lessee's assets located at the Premises or of Lessee's interest in this Lease, where possession is not restored to Lessee within 30 days; or (iv) the attachment, execution or other judicial seizure of substantially all of Lessee's assets located at the Premises or of Lessee's interest in this Lease, where such seizure is not discharged within 30 days; provided, however, in the event that any provision of this subsection is contrary to any applicable law, such provision shall be of no force or effect, and not affect the validity of the remaining provisions.

14.1.7    The discovery that any financial statement of Lessee given to Lessor was materially false.

14.2	Remedies

If Lessee fails to perform any of its affirmative duties or obligations, within 30 days (see Section 14.1.5) after written notice (or in case of an emergency, without notice), Lessor may, at its option, perform such duty or obligation on Lessee's behalf, including but not limited to the obtaining of reasonably required bonds, insurance policies, or governmental licenses, permits or approvals. Lessee shall pay to Lessor an amount equal to 115% of the costs and expenses incurred by Lessor in such performance upon receipt of an invoice therefor. In the event of a Breach, Lessor may, with or without further notice or demand, and without limiting Lessor in the exercise of any right or remedy which Lessor may have by reason of such Breach:

14.2.1    Terminate Lessee's right to possession of the Premises by any lawful · means, in which case this Lease shall terminate and Lessee shall immediately surrender possession to Lessor. In such event Lessor shall be entitled to recover from Lessee: (i) the unpaid Rent which had been earned at the time of termination; (ii) the worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that the Lessee proves could have been reasonably avoided; (iii) the worth at the time of award of the amount by which the unpaid rent for the balance of the term after the time of award exceeds the amount of such rental loss that the Lessee proves could be reasonably avoided; and (iv} any other amount necessary to compensate Lessor for all the detriment proximately caused by the Lessee's failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, including but not limited to the cost of recovering possession of the Premises, expenses of reletting, including necessary demolition and alteration of the Premises, reasonable attorneys' fees, and that portion of any leasing commission paid by Lessor in connection with this Lease applicable to the unexpired term of this Lease. Efforts by Lessor to mitigate damages caused by Lessee's Breach of this Lease shall not waive Lessor's right to recover any damages to which Lessor is otherwise entitled. If termination of this Lease is obtained through the provisional remedy of unlawful detainer, Lessor shall have the right to recover in such proceeding any unpaid Rent and damages as are recoverable therein, or Lessor may reserve the right to recover all or any part thereof in a separate suit. If a notice and grace period required under Section 14.1 was not previously given, a notice to pay rent or quit, or to perform or quit given to Lessee under the unlawful detainer statute shall also constitute the notice required by Section 14.1. In such case, the applicable grace period required by Section 14.1 and the unlawful detainer statute shall run concurrently, and the failure of Lessee to cure the Default within the greater of the two such grace periods shall constitute both an unlawful detainer and a Breach of this Lease entitling Lessor to the remedies provided for in this Lease and/or by said statute.

14.2.2    Continue the Lease and Lessee's right to possession and recover the Rent as it becomes due, in which event Lessee may sublet or assign, subject only to reasonable limitations. Acts of maintenance, efforts to relet, and/or the appointment of a receiver to protect the Lessor's interests, shall not constitute a termination of the Lessee's right to possession.

14.2.3    Pursue any other remedy now or hereafter available under the laws or judicial decisions of the state wherein the Premises are located. The expiration or termination of this Lease and/or the termination of Lessee's right to possession shall not relieve Lessee from liability under any indemnity provisions of this Lease as to matters occurring or accruing during the term hereof or by reason of Lessee's occupancy of the Premises.

14.3	Inducement Recapture

Any agreement for free or abated rent or other charges, or for the giving or paying by Lessor to or for Lessee of any cash or other bonus, inducement or consideration for Lessee's entering into this Lease, all of which concessions are hereinafter referred to as "Inducement Provisions", shall be deemed conditioned upon Lessee's full and faithful performance of all of the terms, covenants and conditions of this Lease. Upon Breach of this Lease by Lessee, any such Inducement Provision shall automatically be deemed deleted from this Lease and of no further force or effect, and any rent, other charge, bonus, inducement or consideration theretofore abated, given or paid by Lessor under such an Inducement Provision shall be immediately due and payable by Lessee to Lessor, notwithstanding any subsequent cure of said Breach by Lessee. The acceptance by Lessor of rent or the cure of the Breach which initiated the operation of this section shall not be deemed a waiver by Lessor of the provisions of this section unless specifically so stated in writing by Lessor at the time of such acceptance.

14.4	Late Charges

Lessee hereby acknowledges that late payment by Lessee of Rent will cause Lessor to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain. Such costs include, but are not limited to, processing and accounting charges, and late charges which may be imposed upon Lessor by any Lender. Accordingly, if any Rent shall not be received by Lessor within five days after such amount shall be due, then, without any requirement for notice to Lessee, Lessee shall immediately pay to Lessor a one-time late charge equal to 5% of each such overdue amount or $100, whichever is greater. The parties hereby agree that such late charge represents a fair and reasonable estimate of the costs Lessor will incur by reason of such late payment. Acceptance of such late charge by Lessor shall in no event constitute a waiver of Lessee's Default or Breach with respect to such overdue amount, nor prevent the exercise of any of the other rights and remedies granted hereunder. In the event that a late charge is payable hereunder, whether or not collected, for three consecutive installments of Base Rent, then notwithstanding any provision of this Lease to the contrary, Base Rent shall, at Lessor's option, become due and payable quarterly in advance.

14.5	Interest

Any monetary payment due Lessor hereunder, other than late charges, not received by Lessor when due shall bear interest from the 31st day after it was due. The interest ("Interest") charged shall be computed at the rate of 10% per annum but shall not exceed the maximum rate allowed by law. Interest is payable in addition to the potential late charge provided for in Section 14.4.

14.6	Breach by Lessor

14.6.1    Lessor shall not be deemed in breach of this Lease unless Lessor fails within a reasonable time to perform an obligation required to be performed by Lessor. For purposes of this Section, a reasonable time shall in no event be less than 30 days after receipt by Lessor, and any Lender whose name and address shall have been furnished to Lessee in writing for such purpose, of written notice specifying wherein such obligation of Lessor has not been performed; provided, however, that if the nature of Lessor's obligation is such that more than 30 days are reasonably required for its performance, then Lessor shall not be in breach if performance is commenced within such 30 day period and thereafter diligently pursued to completion.

14.6.2    In the event that neither Lessor nor Lender cures said breach within 30 days after receipt of said notice, or if having commenced said cure they do not diligently pursue it to completion, then Lessee may elect to cure said breach at Lessee's expense and offset from Rent the actual and reasonable cost to perform such cure, provided however, that such offset shall not exceed an amount equal to the greater of one month's Base Rent or the Security Deposit, reserving Lessee's right to reimbursement from Lessor for any such expense in excess of such offset. Lessee shall document the cost of said cure and supply said documentation to Lessor.

15.	CONDEMNATION

15.1	Effect on Lease

If all of the Premises, is taken under the power of eminent domain or sold under the threat of the exercise of said power ("Condemnation"), this Lease shall terminate as of the date the condemning authority takes title or possession, whichever first occurs. If title to a portion of the Premises or the land on which the Premises are located is taken by Condemnation, and the remainder will not, in Lessor's reasonable judgment, after consultation with Lessee, be suitable for Lessee's continued use for the purposes permitted by this Lease, this Lease shall terminate as of the date the condemning authority takes title or possession, whichever first occurs, provided that Lessor gives written notice of such termination to Lessee no later than thirty {30) days after the date of such taking. If title to a portion of the Premises or the land on which the Premises are located is taken by Condemnation, and the remainder will, in Lessor's reasonable judgment (after consultation with Lessee), be suitable for Lessee's continued use for the purposes permitted by this Lease, then Lessor shall repair the damage caused by the partial taking, if any, and this Lease shall not terminate and shall remain in full force and effect as to the portion of the Premises remaining, except that the Base Rent payable hereunder shall be reduced in proportion to the reduction in utility of the Premises caused by such Condemnation. Lessee acknowledges and agrees that a change in access to the land on which the Premises are located or minor adjustments to parking, shall not constitute a taking and shall not entitle Lessee to any reduction in Base Rent.

15.2	Allocation of Condemnation Award

Lessee hereby assigns to Lessor its interest, if any, in any award which may be made as a result of any Condemnation, without regard to whether this Lease is terminated, except for any apportionment that directly applies to, or any separate award made to Lessee for Lessee's tenant improvements, moving costs or loss of Lessee's business goodwill. Any condemnation award(s) and/or payment(s) for the taking or damaging of all or any portion of the Premises under the power of eminent domain, or any payment made under threat of the exercise of such power, shall be the sole and exclusive property of Lessor, whether such award shall be made as compensation for the taking of all or any portion of the Premises or any portion of the land on which the Premises are located, diminution in value of the leasehold (including without limitation any "bonus value" of the Lease}, the value of the part taken, or for severance damages; provided, however, that Lessee shall be entitled to any apportionment that directly applies to, or any compensation separately awarded for Lessee's tenant improvements, relocation expenses and/or loss of business goodwill. All "improvements pertaining to the realty" as defined in the Eminent Domain Law (Code of Civil Procedure sections 1230.10 et seq.), which Lessee specifically acknowledges and agrees shall include without limitation Alterations and Utility Installations made to the Premises by Lessee, and all fixtures that cannot be

Alterations and Utility Installations made to the Premises by Lessee, and all fixtures that cannot be removed without doing material damage to the Premises, shall, for purposes of Condemnation, be considered the property of the Lessor and Lessor shall be entitled to any and all compensation which is payable therefor.

16.	CONFIDENTIAL INFORMATION, INDEMNITIES OF RELATIONSHIPS

16.1	Confidential Information

Lessor and Lessee acknowledge that this Lease, and all material information exchanged during the negotiations related to this Lease, is confidential information, including, but not limited to: the existence and content of this Lease, the Lessee's financial statements, the identity of the brokers, and all written, printed, graphic, or electronic information furnished by any party (collectively, "Confidential Information"). Except to the extent disclosure is required by law, including the Securities and Exchange Commission, NASDAQ or other public company regulatory body, the parties shall keep all Confidential Information in strict confidence, and shall not disclose any Confidential Information to any third party other than Lessee's or Lessor's independent auditors, financial and legal advisors, those selected to review Common Area Operating Expenses and taxes, and legal and space-planning consultants; provided, however, that Lessee may disclose the terms to prospective subtenants or assignees. No Confidential Information or other information regarding this Lease shall be reported or otherwise released. This provision shall survive the termination or expiration of this Lease, for a period of no less than one year.

16.2	Indemnities

Lessee and Lessor do each hereby agree to indemnify, protect, defend and hold the other harmless from and against liability for compensation or charges which may be claimed by any broker other than those set forth in Section 1.12, finder or other similar party by reason of any dealings or actions of the indemnifying Party, including any costs, expenses, attorneys' fees reasonably incurred with respect thereto.

17.	ESTOPPEL CERTIFICATES AND FINANCIAL STATEMENTS

17.1	Obligation to Provide Estoppal Certificate

Each Party (as "Responding Party") shall within 1O days after written notice from the other Party (the "Requesting Party") execute, acknowledge and deliver to the Requesting Party a statement in writing in form similar to the "Estoppel Certificate" form attached hereto as Exhibit D, plus such additional information, confirmation and/or statements as may be reasonably requested by the Requesting Party.

17.2	Remedies for Failure to Provide Estoppel Certificate.

If the Responding Party shall fail to execute or deliver the Estoppel Certificate within such 10-day period, the Requesting Party may execute an Estoppal Certificate stating that: (i) the Lease is in full force and effect without modification except as may be represented by the Requesting Party, (ii) there are no uncured defaults in the Requesting Party's performance, and if Lessor is the Requesting Party, not more than one month's rent has been paid in advance. Prospective purchasers and encumbrancers may rely upon the Requesting Party's Estoppel Certificate, and the Responding Party shall be estopped from denying the truth of the facts contained in said Certificate. In addition, Lessee acknowledges that any failure on its part to provide such an Estoppel Certificate will expose Lessor to risks and potentially cause Lessor to incur costs not contemplated by this Lease, the extent of which will be extremely difficult to ascertain. Accordingly, should the Lessee fail to execute and/or deliver a requested Estoppel Certificate in a timely fashion the monthly Base Rent shall be automatically increased, without any requirement for notice to Lessee, by an amount equal to 5% of the then existing Base Rent or $100, whichever is greater until such time as the Estoppel Certificate is executed and delivered. The Parties agree that such increase in Base Rent represents fair and reasonable compensation for the additional risk/costs that Lessor will incur by reason of Lessee's failure to provide the Estoppel Certificate. Such increase in Base Rent shall in no event constitute a waiver of Lessee's Default or Breach with respect to the failure to provide the Estoppel Certificate nor prevent the exercise of any of the other rights and remedies granted hereunder.

17.3	Additional Provisions Regarding Lessor Finance, Refinance or Sale of Premises

If Lessor desires to finance, refinance, or sell the Premises, or any part thereof, Lessee shall within 10 days after written notice from Lessor deliver to any potential lender or purchaser designated by Lessor such financial statements as may be reasonably required by such lender or purchaser, including but not limited to Lessee's financial statements for the past three years. All such financial statements shall be received by Lessor and such lender or purchaser in confidence and shall be used only for the purposes herein set forth.

18.	SUBORDINATION; ATTORNMENT; NON-DISTURBANCE

18.1	Subordination

This Lease and any Option granted hereby shall be subject and subordinate to any ground lease, mortgage, deed of trust, or other hypothecation or security device (collectively, "Security Device"), now or hereafter placed upon the Premises, to any and all advances made on the security thereof, and to all renewals, modifications, and extensions thereof. Lessee agrees that the holders of any such Security Devices (in this Lease together referred to as "Lender") shall have no liability or obligation to perform any of the obligations of Lessor under this Lease. Any Lender may elect to have this Lease and/or any Option granted hereby superior to the lien of its Security Device by giving written notice thereof to Lessee, whereupon this Lease and such Options shall be deemed prior to such Security Device, notwithstanding the relative dates of the documentation or recordation thereof.

18.2	Attornment

In the event that Lessor transfers title to the Premises, or the Premises are acquired by another upon the foreclosure or termination of a Security Device to which this Lease is subordinated (i) Lessee shall, subject to the non-disturbance provisions of Section 18.3, attorn to such new owner, and upon request, enter into a new lease, containing all of the terms and provisions of this Lease, with such new owner for the remainder of the term hereof, or, at the election of the new owner, this Lease will automatically become a new lease between Lessee and such, new owner, and (ii) Lessor shall thereafter be relieved of any further obligations hereunder and such new owner shall assume all of Lessor's obligations, except that such new owner shall not: (a) be liable for any act or omission of any prior lessor or with respect to events occurring prior to acquisition of ownership; (b) be subject to any offsets or defenses which Lessee might have against any prior lessor, (c) be bound by prepayment of more than one month's rent, or (d) be liable for the return of any security deposit paid to any prior lessor which was not paid or credited to such new owner.

18.3	Non-Disturbance

With respect to Security Devices entered into by Lessor after the execution of this Lease, Lessee's subordination of this Lease shall be subject to receiving a commercially reasonable nondisturbance agreement (a "Non-Disturbance Agreement"). from the Lender which Non Disturbance Agreement provides that Lessee's possession of the Premises, and this Lease, including any options to extend the term hereof, will not be disturbed so long as Lessee is not in Breach hereof and attorns to the record owner of the Premises.

18.4	Self-Executing

The agreements contained in this Section 18 shall be effective without the execution of any further documents; provided, however, that, upon written request from Lessor or a Lender in connection with a sale, financing or refinancing of the Premises, Lessee and Lessor shall execute such further writings as may be reasonably required to separately document any subordination, attornment and/or Non-Disturbance Agreement provided for herein.

19.	OPTIONS

19.1	General Provisions Applicable to Options

19.1.1    "Option" shall mean: (a) the right to extend or reduce the term of or renew this Lease or to extend or reduce the term of or renew any lease that Lessee has on other property of Lessor; (b) the right of first refusal or first offer to lease either the Premises or other property of Lessor; (c) the right to purchase, the right of first offer to purchase or the right of first refusal to purchase the Premises or other property of Lessor.

19.1.2    Any Option granted to Lessee in this Lease is personal to the original Lessee, and cannot be assigned or exercised by anyone other than said original Lessee and only while the original Lessee is in full possession of the Premises and, if requested by Lessor, with Lessee certifying that Lessee has no intention of thereafter assigning or subletting.

19.1.3    In the event that Lessee has any multiple Options to extend or renew this Lease, a later Option cannot be exercised unless the prior Options have been validly exercised.

19.2	Effect of Default on Options

19.2.1    Lessee shall have no right to exercise an Option: (i) during the period commencing with the giving of any notice of Default and continuing until said Default is cured, (ii) during the period of time any Rent that is then due is unpaid (without regard to whether notice thereof is given Lessee), (iii) during the time Lessee is in Breach of this Lease, or (iv) in the event that Lessee has been given three or more notices of separate Default, whether or not the Defaults are cured, during the 12 month period immediately preceding the exercise of the Option.

19.2.2    The period of time within which an Option may be exercised shall not be extended or enlarged by reason of Lessee's inability to exercise an Option because of the provisions of Section 19.2.1.

19.2.3    An Option shall terminate and be of no further force or effect, notwithstanding Lessee's due and timely exercise of the Option, if, after such exercise and prior to the commencement of the extended term or completion of the purchase, (i) Lessee fails to pay Rent for a period of 30 days after such Rent becomes due (without any necessity of Lessor to give notice thereof), or (ii) if Lessee commits a Breach of this Lease.

19.3	Option Exercise Procedures

19.3.1    If Lessee elects to exercise an Option, it shall do so by delivery of written notice of such election to Lessor not less than six (6) and no more than the twelve (12) months prior to the expiration date of the Original Term or extension period, as applicable.

19.3.2    The Base Rent and method of annual increases thereto for the extension period shall be the then fair market rental rate and method for annual increases for comparable space in the area.

19.3.3    The fair market rental and method for annual increases shall be mutually agreed upon by Lessor and Lessee within thirty (30) days after Lessor's receipt of Lessee's written notice of the exercise of the Option (the "Agreement Period").

19.3.4    If Lessor and Lessee are unable to so agree within the Agreement Period, each shall select an appraiser and, within fifteen (15) days after the expiration of the Agreement Period, shall notify the other of the name, business address and telephone number of the appraiser so selected. Said two (2} appraisers shall, within thirty (30) days after the expiration of the Agreement Period, jointly select a third appraiser and shall notify Lessor and Lessee of the name, business address and telephone number of said appraiser. Each of the three (3) appraisers shall, within forty-five (45) days after expiration of the Agreement Period, make a good faith determination of the then fair market rental rate of the Premises and the method for annual increases in said rate and shall notify Lessor, Lessee, and each other appraiser of such determinations. If all appraisers do not agree on the fair market rental rate and method for annual increases, the common decision of two (2) of them shall be determinative. If two (2) of the three (3) appraisers are unable to so agree, the fair market rental rate that is neither the highest nor lowest of the three (3) determinations shall be the Base Rent and the method for annual increases shall be the method specified by the appraiser whose determination of fair market rental is used. Notwithstanding anything to the contrary in this Lease, Base Rent during an extension period shall not be less than Base Rent in effect for the last year of the Original Term or, if applicable, the extension period then ending.

19.3.5    Lessor and Lessee shall each cooperate with all reasonable requests by any of the appraisers in order to assist the appraisers in the timely performance of their duties hereunder. To be eligible to serve as an appraiser, one must be a licensed real estate broker in California with a minimum of five (5) years continuous experience in the leasing of similar space in the area, and must be actively engaged in such activity at the time of his or her selection.

Lessor and Lessee shall each pay the fees and expenses of its own appraiser and one half (1/2) of the fees and expenses of the third appraiser.

20.	MISCELLANEOUS PROVISIONS

20.1	Definition of Lessor

The term "Lessor'' as used herein shall mean the owner or owners at the time in question of the fee title to the Premises, or, if this is a sublease, of the Lessee's interest in the prior lease. In the event of a transfer of Lessor's title or interest in the Premises or this Lease, Lessor shall deliver to the transferee or assignee (in cash or by credit) any unused Security Deposit held by Lessor. Upon such transfer or assignment and delivery of the Security Deposit, as aforesaid, the prior Lessor shall be relieved of all liability with respect to the obligations and/or covenants under this Lease thereafter to be performed by the Lessor. Subject to the foregoing, the obligations and/or covenants in this Lease to be performed by the Lessor shall be binding only upon the Lessor as hereinabove defined.

20.2	Severability

The invalidity of any provision of this Lease, as determined by a court of competent jurisdiction, shall in no way affect the validity of any other provision hereof.

20.3	Days

Unless otherwise specifically indicated to the contrary, the word "days" as used in this Lease shall mean and refer to calendar days.

20.4	Limitation on Liability

The obligations of Lessor under this Lease shall not constitute personal obligations of Lessor, or its partners, members, directors, officers or shareholders, and Lessee shall only look to the owner of the Premises, for the satisfaction of any liability of Lessor with respect to this Lease, and shall not seek recourse against Lessor's partners, members, directors, officers or shareholders, or any of their personal assets for such satisfaction.

20.5	Time of Essence

Time is of the essence with respect to the performance of all obligations to be performed or observed by the Parties under this Lease.

20.6	No Prior or Other Agreements

This Lease contains all agreements between the Parties with respect to any matter mentioned herein, and no other prior or contemporaneous agreement or understanding shall be effective. Lessor and Lessee each represents and warrants to the other that it has made, and is relying solely upon, its own investigation as to the nature, quality, character and financial responsibility of the other Party to this Lease and as to the use, nature, quality and character of the Premises.

20.7	Notices

20.7.1
All notices required or permitted by this Lease or applicable law shall be in writing and may be delivered in person (by hand or by courier), sent by regular, certified or registered mail or U.S. Postal Service Express Mail, with postage prepaid, or as an attachment to an email or other electronic transmission to two or more members or officers of a Party, and shall be deemed sufficiently given if served in a manner specified in this Section 20.7. The addresses noted adjacent to a Party's signature on this Lease shall be that Party's address for delivery or mailing of notices. Either Party may by written notice to the other specify a different address for notice, except that upon Lessee's taking possession of the Premises, the Premises shall constitute Lessee's address for notice. A copy of all notices to Lessor shall be concurrently transmitted o such party or parties at such addresses as Lessor may from time to time hereafter designate in writing.

20.7.2    Any notice sent by registered or certified mail, return receipt requested, shall be deemed given on the date of delivery shown on the receipt card, or if no delivery date is shown, the postmark thereon. If sent by regular mail the notice shall be deemed given 72 hours after the same is addressed as required herein and mailed with postage prepaid. Notices delivered by United States Express Mail or overnight courier that guarantees next day delivery shall be deemed given 24 hours after delivery of the same to the Postal Service or courier. Notices transmitted by electronic transmission or similar means shall be deemed delivered upon telephone confirmation of receipt (confirmation report from fax machine is sufficient), provided a copy is also delivered via delivery or mail. If notice is received on a Saturday, Sunday or legal holiday, it shall be deemed received on the next business day.

20.8	Waivers

20.8.1    No waiver by Lessor of the Default or Breach of any term, covenant or condition hereof by Lessee, shall be deemed a waiver of any other term, covenant or condition hereof, or of any subsequent Default or Breach by Lessee of the same or of any other term, covenant or condition hereof. Lessor's consent to, or approval of, any act shall not be deemed to render unnecessary the obtaining of Lessor's consent to, or approval of, any subsequent or similar act by Lessee, or be construed as the basis of an estoppel to enforce the provision or provisions of this Lease requiring such consent.

20.8.2    The acceptance of Rent by Lessor shall not be a waiver of any Default or Breach by Lessee. Any payment by Lessee may be accepted by Lessor on account of monies or damages due Lessor, notwithstanding any qualifying statements or conditions made by Lessee in connection therewith, and such statements and/or conditions shall be of no force or effect whatsoever unless specifically agreed to in writing by Lessor at or before the time of deposit of such payment.

20.8.3    THE. PARTIES AGREE THAT THE TERMS OF THIS LEASE SHALL GOVERN WITH REGARD TO ALL MATTERS RELATED THERETO AND HEREBY WAIVE THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE TO THE EXTENT THAT SUCH STATUTE IS INCONSISTENT WITH THIS LEASE.

20.9	No Right To Holdover

Lessee has no right to retain possession of the Premises or any part thereof beyond the expiration or termination of this Lease. In the event that Lessee holds over, then the Base Rent shall be increased to 110% of the Base Rent applicable immediately preceding the expiration or termination, and shall increase to 150% of the Base Rent starting the fourth month after expiration or termination. Nothing contained herein shall be construed as consent by Lessor to any holding over by Lessee. During this Holdover period, the Lease shall revert to a month-to-month occupancy and the existing Lease terms in all other respects shall survive. If the Parties agree to a new Lease or extension of the existing Lease, then the commencement date shall be the date agreed to in the new Lease. No Holdover rent premium shall be returned to the Lessee.

20.10	Cumulative Remedies

No remedy or election hereunder shall be deemed exclusive but shalt wherever possible, be cumulative with all other remedies at law or in equity.

20.11	Covenants and Conditions; Construction of Agreement

All provisions of this Lease to be observed or performed by Lessee are both covenants and conditions. In construing this Lease, all headings and titles are for the convenience of the Parties only and shall not be considered a part of this Lease. Whenever required by the context, the singular shall include the plural and vice versa. This Lease shall not be construed as if prepared by one of the Parties, but rather according to its fair meaning as a whole, as if both Parties had prepared it.

20.12	Binding Effect; Choice of Law

This Lease shall be binding upon the Parties, their personal representatives, successors and assigns and be governed by the laws of the State in which the Premises are located. Any litigation between the Parties hereto concerning this Lease shall be initiated in the county in which the Premises are located.

20.13	Attorneys' Fees

If any Party brings an action or proceeding involving the Premises whether founded in tort, contract or equity, or to declare rights hereunder, the Prevailing Party (as hereafter defined) in any such proceeding, action, or appeal thereon, shall be entitled to reasonable attorneys' fees. Such fees may be awarded in the same suit or recovered in a separate suit, whether or not such action or proceeding is pursued to decision or judgment. The term, "Prevailing Party" shall include, without limitation, a Party who substantially obtains or defeats the relief sought, as the case may be, whether by compromise, settlement, judgment, or the abandonment by the other Party of its claim or defense. The attorneys' fees award shall not be computed in accordance with any court fee schedule, but shall be such as to fully reimburse all attorneys' fees reasonably incurred. In addition, Lessor shall be entitled to attorneys' fees, costs and expenses incurred in the preparation and service of notices of Default and consultations in connection therewith ($200 is a reasonable minimum per occurrence for such seNices and consultation).

20.14	Lessor's Access; Showing Premises; Repairs

Lessor and Lessor's agents shall have the right to enter the Premises at any time, in the case of an emergency, and otherwise at reasonable times after reasonable prior notice for the purpose of showing the same to prospective purchasers, lenders, or tenants, and making such alterations, repairs, improvements or additions to the Premises as Lessor may deem necessary or desirable and the erecting, using and maintaining of utilities, services, pipes and conduits through the Premises and/or other premises as long as there is no material adverse effect on Lessee's use of the Premises. All such activities shall be without abatement of rent or liability to Lessee. ·

20.15	Auctions

Lessee shall not conduct, nor permit to be conducted, any auction upon the Premises without Lessor's prior written consent. Lessor shall not be obligated to exercise any standard of reasonableness in determining whether to permit an auction.

20.16	Signs

Lessor may place on the Premises ordinary "For Sale" signs at any time and ordinary "For Lease" signs during the last six months of the term hereof. Lessee shall not place any sign upon the Project without Lessor's prior written consent. All signs must comply with all applicable government and zoning requirements.

20.17	Termination; Merger

Unless specifically stated otherwise in writing by Lessor, the voluntary or other surrender of this Lease by Lessee, the mutual termination or cancellation hereof, or a termination hereof by Lessor for Breach by Lessee, shall automatically terminate any sublease or lesser estate in the Premises; provided, however, that Lessor may elect to continue any one or all existing subtenancies. Lessor's failure within 1O days following any such event to elect to the contrary by written notice to the holder of any such lesser interest, shall constitute Lessor's election to have such event constitute the termination of such interest.

20.18	Consents

Except as otherwise provided herein, wherever in this Lease the consent of a Party is required to an act by or for the other Party, such consent shall not be unreasonably withheld or delayed. Lessor's actual reasonable costs and expenses (including but not limited to architects', attorneys', engineers' and other consultants' fees) incurred in the consideration of, or response to, a request by Lessee for any Lessor consent, including but not limited to consents to an assignment, a subletting or the presence or use of a Hazardous Substance, shall be paid by Lessee upon receipt of an invoice and supporting documentation therefor. Lessor's consent to any act, assignment or subletting shall not constitute an acknowledgment that no Default or Breach by Lessee of this Lease exists, nor shall such consent be deemed a waiver of any then existing Default or Breach, except as may be otherwise specifically stated in writing by Lessor at the time of such consent.. The failure to specify herein any particular condition to Lessor's consent shall not preclude the imposition by Lessor at the time of consent of such further or other conditions as are then reasonable with reference to the particular matter for which consent is being given. In the event that either Party disagrees with any determination made by the other hereunder and reasonably requests the reasons for such determination, the determining party shall furnish its reasons in writing and in reasonable detail within 10 business days following such request.

20.19	Quiet Possession

Subject to payment by Lessee of the Rent and performance of all of the covenants, conditions and provisions on Lessee's part to be observed and performed under this Lease, Lessee shall have quiet possession and quiet enjoyment of the Premises during the term hereof.

20.20 Security Measures

Lessee hereby acknowledges that the Rent payable to Lessor hereunder does not include the cost of guard service or other security measures, and that Lessor shall have no obligation whatsoever to provide same. Lessee assumes all responsibility for the protection of the Premises, Lessee, its agents and invitees and their property from the acts of third parties.

20.21 Reservations

Lessor reserves the right: (i) to grant, without the consent or joinder of Lessee, such easements, rights and dedications that Lessor deems necessary, (ii) to cause the recordation of parcel maps and restrictions, and (iii) to create and/or install new utility raceways, so long as such easements, rights, dedications, maps, restrictions, and utility raceways do not unreasonably interfere with the use of the Premises by Lessee. Lessee agrees to sign any documents reasonably requested by Lessor to effectuate such rights.

20.22 Performance Under Protest

If at any time a dispute shall arise as to any amount or sum of money to be paid by one Party to the other under the provisions hereof, the Party against whom the obligation to pay the money is asserted shall have the right to make payment "under protest" and such payment shall not be regarded as a voluntary payment and there shall survive the right on the part of said Party to institute suit for recovery of such sum. If it shall be adjudged that there was no legal obligation on the part of said Party to pay such sum or any part thereof, said Party shall be entitled to recover such sum or so much thereof as it was not legally required to pay. A Party who does not initiate suit for the recovery of sums paid "under protest" within 6 months shall be deemed to have waived its right to protest such payment.

20.23	Authority; Multiple Parties; Execution

20.23.1    If either Party hereto is a corporation, trust, limited liability company, partnership, or similar entity, each individual executing this Lease on behalf of such entity represents and warrants that he or she is duly authorized to execute and deliver this Lease on its behalf. Each Party shall, within 30 days after request, deliver to the other Party satisfactory evidence of such authority.

20.23.2    If this Lease is executed by more than one person or entity as "Lessee", each such person or entity shall be jointly and severally liable hereunder. It is agreed that any one of the named Lessees shall be empowered to execute any amendment to this Lease, or other document ancillary thereto and bind all of the named Lessees, and Lessor may rely on the same as if all of the named Lessees had executed such document.

20.23.3    This Lease may be executed by the Parties in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

20.24	Offer

Preparation of this Lease by either party or their agent and submission of same to the other Party shall not be deemed an offer to lease to the other Party. This Lease is not intended to be binding until executed and delivered by all Parties hereto.

20.25	Amendments

This Lease may be modified only in writing, signed by the Parties in interest at the time of the modification. As long as they do not materially change Lessee's obligations hereunder, Lessee agrees to make such reasonable non-monetary modifications to this Lease as may be reasonably required by a Lender in connection with the obtaining of normal financing or refinancing of the Premises.

20.26	Waiver of Trial By Jury

THE PARTIES HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING INVOLVING THE PROPERTY OR ARISING OUT OF THIS AGREEMENT.

20.27	Accessibility; Americans with Disabilities Act

20.27.1    The Premises have not undergone an inspection by a Certified Access Specialist (CAS). A Certified Access Specialist (CAS) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CAS inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CAS inspection of the subject premises for the occupancy or potential occupancy of the Lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CAS inspection, the payment of the fee for the CAS inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.

20.27.2    Since compliance with the Americans with Disabilities Act (ADA) is dependent upon Lessee's specific use of the Premises, Lessor makes no warranty or representation as to whether or not the Premises comply with ADA or any similar legislation. In the event that Lessee requests a CAS inspection and/or Lessee's use of the Premises requires modifications or additions to the Premises in order to be in ADA compliance (or other construction related accessibility standards, if applicable), Lessee agrees to make any such necessary modifications and/or additions at Lessee's expense.

21.	RIGHT TO NEGOTIATE LEASE FOR EXPANSION SPACE

21.1	Exercise of First Offer

During the term of this Lease and subject to the terms of this Section 21, Lessee shall have the right to negotiate a lease for the Expansion Space, if available for lease. The Expansion Space will not be considered "available far lease" if Lessor and the lessee under any expiring lease (the "Prior Lessee") of such space desire to renew or extend the Prior Lessee's lease under a properly exercised option that was granted to the Prior Lessee before the Effective Date.

21.2	Notice to Lessee

If the Expansion Space becomes available for lease, Lessor will provide Lessee with a notice ("Notice") of that availability. The right to lease the Expansion Space will apply only to the entire space described in the Notice. Lessee has the right, within ten (10) business days following receipt of the Notice, to elect, by written notice to Lessor, to begin negotiations to lease the Expansion Space from the Lessor.

21.3	Period for Negotiation

Promptly after receipt of Lessee's exercise of its right to negotiate a lease for the Expansion Space, the parties shall commence good faith negotiations exclusively with each other for a period not to exceed ninety (90) days after acceptance of the Notice. The parties may mutually agree to extend this ninety (90) day period at any time.

21.4	Failure of Parties to Negotiate Lease

21.4.1    If Lessor does not receive written confirmation of Lessee's intent to negotiate a lease for Suite A within said ten (10) business day period, or if the parties do not enter into a lease for Suite A within said ninety (90) day period, and do not mutually agree to extend such period, Lessor shall be free to enter into lease for Suite A with a third party on terms (considered as a whole) no more favorable to the third party than Lessor had last offered to Lessee.

21.4.2    If Lessor executes a lease for the Expansion Space with a third party, all rights of Lessee with respect to that Expansion Space under this section will cease, provided that if the Expansion Space becomes available for lease again at a future date, the provisions of this Section will again be applicable.

21.5	No Right to Expansion Space if in Default

In no event will Lessee have the right to exercise the right to negotiate a lease for the Expansion Space if Lessee is then in default under this Lease beyond any applicable notice and cure periods.

LESSOR AND LESSEE HAVE CAREFULLY READ AND REVIEWED THIS LEASE AND EACH TERM AND PROVISION CONTAINED HEREIN, AND BY THE EXECUTION OF THIS LEASE SHOW THEIR INFORMED AND VOLUNTARY CONSENT THERETO. THE PARTIES HEREBY AGREE THAT, AT THE TIME THIS LEASE IS EXECUTED, THE TERMS OF THIS LEASE ARE COMMERCIALLY REASONABLE AND EFFECTUATE THE INTENT AND PURPOSE OF LESSOR AND LESSEE WITH RESPECT TO THE PREMISES.

The Parties hereto have executed this Lease at the place and on the dates specified above their respective signatures.

(SIGNATURES CONTINUED ON NEXT PAGE)

LESSOR:    RE HAZARD CONTRACTING COMPANY,
a California corporation

/s/ Robert Pizzuto
By:    Robert Pizzuto
Its:    Vice President

Lessor’s Address for Notices:

c/o Cypress View Properties, Inc.
Attn: Larry Figueroa
401 B Street, Suite 2400
San Diego, CA 92101
619-795-8578
larry@cypressview.com

LESSEE:    Vital Therapies, Inc.,
a Delaware corporation

/s/ Duane Nash
By:    Duane Nash
Its:    President

/s/ Aron Stern
By:    Aron Stern
Its:    Chief Administrative Officer

Lessee’s Address for Notices:

15010 Avenue of Science, Suite 200
San Diego, CA 92128

EXHIBIT A - "Site Plan of the Premises"

EXHIBIT B - "Tenant Improvements" - [Not applicable - intentionally omitted.] EXHIBIT C - "Guaranty" - [Not applicable - intentionally omitted.]

EXHIBIT D - "Estoppal Certificate"

STANDARD ESTOPPEL CERTIFICATE - BY LESSEE

To Whom It May Concern:
Re: Industrial/Commercial Multi-Tenant Lease - Gross Modified Dated October 18, 2016 ("Lease") By And Between Vital Therapies, Inc., a Delaware corporation ("Lessee") and RE Hazard Contracting Company, a California corporation ("Lessor"}, concerning the real property commonly known as 15222 Avenue of the Science, Suite B, San Diego, California (the "Premises")
Lessee hereby certifies as follows:
1.A true copy of the Lease is attached as Exhibit A. Other than the document included in Exhibit A there are no oral or written agreements or understandings between the Lessor and Lessee with respect to the Premises.
2. The Lease term commenced on July 1, 2017, and will continue for sixty (60) months, until June 30, 2022.
3. The current monthly rent and Lessor's Share of Operating Expenses (as defined in the Lease), if any, are as follows:

Rent
Operating Expenses

Amount    Day of Month Due    Amount Paid YTD

No rents or Operating Expenses have been prepaid except as reflected in the Lease.
4.The current amount of security deposit held by Lessor is $    _
5.The improvements and space required to be provided by Lessor have been furnished and completed in all respects to the satisfaction of Lessee, and all promises of an inducement by Lessor have been fulfilled.

6.	Lessee has no knowledge of any uncured defaults by Lessor or Lessee under the Lease.
7.There are no disputes between Lessor and Lessee concerning the Lease, the Premises or the improvements therein or thereon.
8.Lessee is in full and complete possession of the Premises and has not assigned or sublet any portion of the Premises.
9.Lessee has no knowledge of any prior sale, transfer, assignment or encumbrance of the Lessor's interest in the Lease.
10. Lessee has made no alterations or additions to the Premises not contemplated in the Lease.
11.If alterations or additions have been made by Lessee, Lessee represents that to the best of its knowledge, all such alterations and additions were done in accordance with the terms of the Lease and in compliance with all applicable laws, rules and regulations.
12.Lessee is not currently the subject of a bankruptcy proceeding and to the best of its knowledge Lessor is involved in such a proceeding.

13.Lessee is aware that buyers, lenders and others will rely upon the statements made in this Estoppel Certificate, and has therefore adjusted the language hereof as necessary to make it an accurate statement of the current facts concerning the Lease.
LESSEE:    Vital Therapies, Inc., a Delaware corporation

Dated:    By:
Name:
Title:

EXHIBIT "B"

ACCEPTANCE AND CONSENT BY LESSOR

Lessor hereby accepts and consents to the assignment of the Lease by Vital Therapies, Inc., a Delaware corporation to ViaCyte, Inc., a Delaware corporation. In addition:
1.Lessor relieves Assignor from liability for any acts occurring on or after the Effective Date of this Assignment.
2.Lessor confirms that Assignee may make Alternations or Utility Installations per the terms of Section 8.3.2 of the Lease, provided that all notice and consent requirements set forth therein are applicable to Assignee.
3.Notwithstanding the provisions of Article 13 of the Lease, any public offering of securities by Lessee shall not constitute a change of control or an assignment requiring the consent of Lessor.
4.The provisions of Section 19.1.2 shall not be applicable to Assignee, and Assignee shall be entitled to exercise the Options referenced at Sections 1.11 and 19 of the Lease, subject to the terms provided in the Lease.
5.Assignee shall be entitled to exercise the Right of First Offer referenced at Sections 1.14 and 21 of the Lease, subject to the terms provided in the Lease.

LESSOR:    R.E. HAZARD CONTRACTING COMPANY,
a California corporation

/s/ Thomas B. Hazard

By: Thomas B. Hazard Its: President